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                                                                   Exhibit 10.42

                                                                    CONFIDENTIAL
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                         RESEARCH AND LICENSE AGREEMENT

                                     BETWEEN

                            FOVEA PHARMACEUTICALS SA

                                       AND

                            COMBINATORX, INCORPORATED

                             DATED JANUARY 30, 2006

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                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS ....................................................1

ARTICLE 2 GRANT OF RIGHTS ...............................................14

ARTICLE 3 COLLABORATION COMBINATIONS ....................................18

ARTICLE 4 LICENSED COMBINATIONS .........................................26

ARTICLE 5 CONSIDERATION .................................................27

ARTICLE 6 INTELLECTUAL PROPERTY .........................................32

ARTICLE 7 ENFORCEMENT AND DEFENSE OF PATENTS ............................37

ARTICLE 8 CONFIDENTIALITY AND NON-DISCLOSURE ............................39

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS .....................43

ARTICLE 10 INDEMNITY ....................................................45

ARTICLE 11 TERM AND TERMINATION .........................................49

ARTICLE 12 DISPUTE RESOLUTION ...........................................52

ARTICLE 13 MISCELLANEOUS ................................................53

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                         RESEARCH AND LICENSE AGREEMENT

          This Research and License Agreement (the "Agreement") is dated as of January 30, 2006 (the "Effective Date") and is between Fovea Pharmaceuticals SA, a company organized and existing under the laws of, France, with an office at 3-5 Impasse Reille, 75014 Paris, France ("Fovea"), and CombinatoRx, Incorporated, a company organized and existing under the laws of Delaware, with an office at 650 Albany Street, Boston, MA 02118 ("CombinatoRx"). Each of Fovea and CombinatoRx are sometimes referred to herein as a "Party" and together as the "Parties."

                                    RECITALS

     (A) CombinatoRx has expertise in discovery and development of combination drugs, and has drug combinations in discovery, preclinical and clinical stages of development.

     (B) Fovea has certain proprietary IN VITRO and IN VIVO models of ophthalmic diseases, and clinical expertise in developing ophthalmic therapeutics.

     (C) The Parties wish to collaborate on certain Collaboration Combinations (defined herein) wherein Fovea would test certain of CombinatoRx's drug combinations in the ophthalmic disease models to identify candidates for commercialization by the Parties in certain territories.

     (D) Fovea also desires to obtain an exclusive, royalty-bearing license, and CombinatoRx desires to grant such license, under certain intellectual property relating to Licensed Combinations (defined herein) for commercialization by Fovea.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, shall have the following meanings:

          1.1     "AAA" has the meaning set forth in Section 12.3.

          1.2 "ACTIVE INGREDIENT" means any component of a drug product intended to furnish pharmacological activity or other direct effect in the Treatment of disease, or to affect the structure or any function of the body of humans or other animals.

          1.3 "AFFILIATE" means, with respect to a Person, any other Person that controls, is controlled by or is under common control with, such first Person. For purposes of this definition only, "control" means (a) to possess, directly or indirectly, the power to direct the

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management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other voting ownership interest of such Person or such lesser maximum ownership percentage permitted in those jurisdictions restricting foreign ownership.

          1.4 "APPLICABLE LAW" means the laws, rules and regulations, including any rules, regulations, guidelines or other requirements of Regulatory Authorities, in effect from time to time within a country or territory, as applicable.

          1.5 "BOE DISEASE" means the following diseases: Wet Age-related Macular Degeneration; Dry Age-related Macular Degeneration; Posterior uveitis (chorioentinitis); Retinitis Pigmentosa; Retinal Vein Occlusion; Retinal detachment; Retinal Artery Occlusion; Proliferative diabetic retinopathy; Post-operative inflammation; Persistant Macular Edema; Neovascular diseases involving the retina or uveal tract such as neovascular glaucoma, neovascularization following a combined vitrectomy and lensectomy, neovascularization of the optic nerve, and neovascularization due to penetration of the eye or contusive ocular injury; Inflammation due to ocular trauma; Open-angle glaucoma; Closed-angle glaucoma; Exudative macular edema; Diabetic Retinopathy; Diabetic Macular Edema; Cystoid macular edema; Chronic posterior uveitis; Allograft rejection; Behcet's syndrome; Chorioiditis; Crystalline retinopathy; Optic neurtitis; Proliferative sickle cell retinopathy; Proliferative vitreoretinopathy; Retinopathy of prematurity; Vitreitis; Temporal arteritis; Fuchs' Dystrophy; Dacryocystitis; Giant cell arteritis; Sympathetic ophthalmia; Pars planitis; Pan Uveitis; and all other similar diseases as agreed to by the Joint Steering Committee.

          1.6     "BREACHING PARTY" has the meaning set forth in Section 11.2.

          1.7 "CALENDAR QUARTER" means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

          1.8 "CALENDAR YEAR" means each successive period of twelve (12) calendar months commencing on January 1.

          1.9 "CHALICE DATABASE" means CombinatoRx's proprietary database containing data related to Combinations screened by or on behalf of CombinatoRx, including the results of such screens, as such database exists on the Effective Date, excluding any Information in such database resulting from any Third Party Agreement. The Chalice Database includes all drug combinations that CombinatoRx has in clinical studies as of the Effective Date.

          1.10 "CM" means a Cytokine Modulator as a therapeutic drug containing a single active pharmaceutical ingredient or two or more active pharmaceutical ingredients where no component of the CM is tacrolimus, cyclosporine, ISAtx24, Rapamycin (Sirolimus), Pimecrolimus, Everolimus or a corticosteroid.

          1.11 "COLLABORATION COMBINATION" means any drug combination in the Chalice Database that consists of one of the following types of combinations:
SSAs, ECIs or CMs.

          1.12 "COLLABORATION COMBINATION FIELD" means use of a Collaboration Combination by Local Administration to treat the diseases indicated below:

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
          Type of
          Collaboration
          Combination               Disease
          -----------               -------
          SSA                       BOE Disease

          ECI                       FOE Disease

          CM                        FOE Disease and/or
                                    BOE Disease

          For clarification, each Collaboration Combination type is licensed solely for the treatment of the corresponding disease indicated above.

          1.13    "COLLABORATION COMBINATION PAIR" has the meaning set forth in
Section 3.3.2.

          1.14 "COLLABORATION COMBINATION IP" means, with respect to a particular Collaboration Combination, any Intellectual Property (i) conceived by either Party prior to the termination of the Evaluation Period for such Collaboration Combination, including any such Intellectual Property existing on the Effective Date, and (ii) relating to or covering the composition, manufacture, use or sale of a Collaboration Combination, and which may be necessary or useful in developing, making, using, or selling a Selected Collaboration Product in the Collaboration Combination Field. Specifically excluded from Collaboration Combination IP is Intellectual Property pertaining to Formulation Technology, as defined in Section 3.8.1.

          1.15    "COLLABORATION SELECTION PERIOD" has the meaning set forth in
Section 3.3.2.

          1.16 "COMBINATION" refers either to Collaboration Combination or Licensed Combination.

          1.17 "COMBINATION ASSESSMENT DATA" means the following: (i) the identity of the Collaboration Combinations and Licensed Combinations; (ii) the identity of each component of the Collaboration Combinations and Licensed Combinations; (iii) Patents Controlled by CombinatoRx covering the Collaboration Combinations and Licensed Combinations, to the extent necessary to Exploit Collaboration Combinations and Licensed Combinations in the Collaboration Combination Field and Licensed Combination Field; and (iv) summary of all material CombinatoRx scientific data on the Collaboration Combinations and Licensed Combinations, including research, preclinical information, and if available, a copy of the Investigator's Brochure, to the extent necessary or useful to Exploit Collaboration Combinations and Licensed Combinations in the Collaboration Combination Field and Licensed Combination Field.

          1.18 "COMBINATORX BACKGROUND TECHNOLOGY" means (a) CombinatoRx's drug discovery technology (including CombinatoRx's combination high throughput screening platform) and any Information related thereto Controlled by CombinatoRx or its Affiliates as of the Effective Date or thereafter; (b) Improvements made to CombinatoRx's drug discovery technology by or on behalf of CombinatoRx and its Affiliates and/or by or on behalf of Fovea and its Affiliates; (c) the Chalice Database and any other discovery, invention, assay,

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products, cultures, biological materials, drugs, drug-device combinations and other materials and compositions, Controlled by CombinatoRx or its Affiliates as of the Effective Date or thereafter, (d) any Information related to a Combination that is conceived or developed by or on behalf of CombinatoRx and its Affiliates outside of this Agreement; and (e) Intellectual Property pertaining to any of the foregoing.

          1.19 "COMBINATORX COLLABORATION COMBINATION IP" means Collaboration Combination IP that is conceived by CombinatoRx or Third Parties acting on behalf of CombinatoRx or jointly by CombinatoRx and Fovea or Third Parties acting on behalf of the Parties.

          1.20 "COMBINATORX GENERATED DATA" means data generated and Controlled by CombinatoRx relating to a Combination.

          1.21 "COMBINATORX LICENSED COMBINATION IP" means any Intellectual Property (i) conceived by CombinatoRx and (ii) relating to or covering a Licensed Combination, and which is necessary in developing, using, selling or registering a Selected Licensed Product. All CombinatoRx Licensed Combination IP shall be solely owned by CombinatoRx.

          1.22 "COMBINATORX TERRITORY" means North America, Singapore and South Korea.

          1.23 "COMMERCIALLY REASONABLE EFFORTS" means, with respect to the research, development, Manufacture or commercialization of a Selected Collaboration Products and Selected Licensed Products licensed herein, as the case may be, efforts and resources commonly used in the research-based pharmaceutical industry for products with similar commercial and scientific potential at a similar stage in their lifecycle, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the anticipated or actual nature and extent of their market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of regulatory approval, and their estimated profitability, including the amounts of marketing and promotional expenditures and all other relevant factors.

          1.24    "COMPLAINING PARTY" has the meaning set forth in Section 11.2.

          1.25 "CONDITION" shall mean any malady, disease, syndrome, trauma, injury or condition.

          1.26    "CONFIDENTIAL INFORMATION" has the meaning set forth in
Section 8.1.1.

          1.27 "CONTROL" means, with respect to any item, Combination, Information, Patent or Intellectual Property Protection Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such item, Combination, Information, or Intellectual Property and has the right to disclose such item, Combination, Information, Patent or Intellectual Property as provided for herein without violating the terms of any agreement with a Third Party, except to the extent that any of the foregoing rights arise by virtue of the grant of rights under this Agreement.

          1.28 "DETAILED DEVELOPMENT PLAN" means the development plan to be established with respect to each Selected Collaboration Combination pursuant to
Section 3.1 hereof and

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containing the activities to be undertaken by Fovea to enable Fovea to deliver a
Target Dossier in accordance with the terms of this Agreement. Without limiting the foregoing, the Detailed Development shall provide for the following development steps for each Selected Collaboration Combination, as applicable:

                      (a) The Selected Collaboration Combination shall enter formulation development;

                      (b) If the Selected Collaboration Combination can be formulated for ophthalmic use, it shall be advanced to ocular tolerability experiments;

                      (c) If the Selected Collaboration Combination has acceptable ocular tolerability properties, it shall be advanced to animal proof-of-concept efficacy models;

                      (d) If the Selected Collaboration Combination is efficacious in animal models it shall be advanced to ocular toxicity and pharmacokinetic studies;

                      (e) If the Selected Collaboration Combination is tolerable, non-toxic, efficacious, and can be formulated for ophthalmic use, it shall be advanced to a Phase I human toxicity/pharmacokinetic study; and

                      (f) If the Selected Collaboration Combination is non-toxic and has acceptable pharmacokinetic properties in humans, all shall be advanced to a human proof-of-concept study (e.g. Phase IIa).

                      (g) If the Selected Collaboration Combination is efficacious in human proof-of-concept studies, then at least one such Selected Collaboration Combination shall be advanced to Phase IIb studies as determined by the Joint Steering Committee pursuant to Section 3.9.1.

          1.29    "DISCLOSING PARTY" has the meaning set forth in Section
10.1.1.

          1.30    "DISTRIBUTOR" has the meaning set forth in Section 2.4.

          1.31 "DOLLARS" means the lawful currency of the United States of America.

          1.32 "ECI" means an Enhanced Calcineurin Inhibitor as a therapeutic drug containing two or more active pharmaceutical ingredients where one of the pharmaceutical ingredients is tacrolimus, cyclosporine, ISAtx24, Rapamycin (Sirolimus), Pimecrolimus and Everolimus.

          1.33 "EMEA" means the European Agency for Evaluation of Medical Products or any successor thereto.

          1.34    "EVALUATION PERIOD" means the period described in Section 3.4.

          1.35 "EXPLOIT," "EXPLOITING" or "EXPLOITATION" means to make, use, offer for sale, sell and import, including, without limitation, to research, develop, formulate, modify,

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enhance, improve, optimize, Manufacture, hold/keep for inventory, lease, rent, distribute, promote, market, export, or otherwise dispose of or make available or deal in respect of, a product or process, or have an Affiliate or Third Party do any of the foregoing on behalf of a Party.

          1.36 "FDA" means the United States Food and Drug Administration and any successor agency thereto.

          1.37 "FIRST COMMERCIAL SALE" means the first sale for monetary value for use or consumption by a member of the general public of a Selected Licensed Product in any country in the world after receipt of all Regulatory Approvals for the sale of such product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals, such as so-called "treatment IND sales," "named patient sales" and "compassionate use sales," shall not be construed as a First Commercial Sale.

          1.38    "FOE DISEASE" means the following diseases:
Keratoconjunctivitis Sicca, also known as Dry Eye; Keratoconjunctivitis Sicca due to Sjogren's Syndrome; Post-Surgical Inflammation; Vernal keratoconjunctivitis; Anterior Uveitis (iridocyclitis); Ophthalmic infections of the eye resulting in inflammation of the conjunctiva (conjunctivitis) by staphylococci, streptococci, enterococci, euterococci, bacillus, corynebacterium, chlamydia, and neisseria and inflammation of the cornea (keratitis) caused by the same organisms; ophthalmic infections of the eye resulting in inflammation (e.g., corneal herpes, bacterial keratitis, bacterial conjunctivitis, mycotic keratitis, acanthamebic keratitis, infectious endophthalmitis, infectious corneal ulcer and the like); Inflammation due to ocular trauma; Inflammation after cataract surgery; Giant Papillary Conjunctivitis; Corneal ulcer (e.g., Mooren's ulcer, corneal ulcer subsequent to chronic rheumatoid arthritis or collagen disease, Terrien's margine degeneration, catarrhal corneal ulcer, infectious corneal ulcer); Corneal Trauma; Corneal Graft Rejection; Contact lens-induced Keratoconjunctivitis; Conjunctivitis; Chronic anterior uveitis; Atopic keratoconjunctivitis; Allograft Rejection; Allergic Conjunctivitis; Alkaline erosive keratoconjunctivitis; Allergic keratitis; Behcet's syndrome; Diabetic keratophathy; Episcleritis; Iritis; Keratoconus; Keratoconjunctival inflammatory disease; Necrotic keratitis; Neuroparalytic keratitis; Scleritis; Ocular rosacea; Ocular herpes; Rubeosis iritis; Sympathetic ophthalmia; Stevens-Johnson syndrome (erythema multiforme major); Phacoanaphylaxis; Corneal neovascularization (inflammatory, transplantation, developmental hypoplasia of the iris); Vitamin A insufficiency-induced keratomalacia; Papillitis; Ophthalmic pemphigoid; Map-dot-fingerprint dystrophy; Lattice dystrophy; Iridocorneal endothelial syndrome; Herpes zoster (shingles); Blepharitis; and, to the extent approved by the Joint Steering Committee pursuant to this Agreement, Pan Uveitis, and all other similar diseases as agreed to by the Joint Steering Committee.

          1.39 "FOVEA BACKGROUND TECHNOLOGY" means (a) Fovea's proprietary IN VITRO and IN VIVO models of ophthalmic diseases as of the Effective Date or during the Evaluation Period; (b) Improvements made by Fovea to the foregoing; and (c) Intellectual Property pertaining to any of the foregoing.

          1.40 "FOVEA COLLABORATION COMBINATION IP" means Collaboration Combination IP that is conceived by Fovea or Third Parties acting on behalf of Fovea.

          1.41 "FOVEA GENERATED DATA" means data generated by Fovea relating to a Combination.

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          1.42    "FOVEA LICENSED COMBINATION IP" means any Intellectual
Property conceived by Fovea and relating to a Licensed Combination or the Manufacture or use thereof.

          1.43 "FOVEA TERRITORY" means all countries in the world, but excluding countries in the CombinatoRx Territory and the Shared Territory.

          1.44 "HEADS" means the Chief Executive Officer of CombinatoRx and the Chief Executive Officer of Fovea.

          1.45 "IMPROVEMENTS" means patentable or material non-patentable improvements, variations, updates, adaptations, modifications or upgrades or enhancements.

          1.46 "IND" means an application submitted to a Regulatory Authority to initiate human clinical studies, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any foreign equivalent of a U.S. Investigational New Drug application, and (c) all supplements and amendments that may be filed with respect to the foregoing.

          1.47    "INDEMNIFICATION CLAIM NOTICE" has the meaning set forth in
Section 10.3.

          1.48 "INDEMNIFIED PARTY" means a Party seeking to recover a Loss under Section 10.1 or 10.2.

          1.49 "INDEMNIFYING PARTY" means a Party from whom recovery of a Loss is sought under Section 10.1 or 10.2.

          1.50    "INDEMNITEE" has the meaning set forth in Section 10.3.

          1.51 "INDIRECT TAXES" means value added taxes, sales taxes, consumption taxes and other similar taxes.

          1.52 "INFORMATION" means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, principles, practices, formulae, instructions, documentation, skills, techniques, procedures, experiences, ideas, inventions, discoveries, technical assistance, designs, drawings, reports, procedures, computer programs, apparatuses, specifications, data, results and other information and material, including without limitation: the process and results of high-throughput screening and any other drug discovery and development technology; biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; Manufacturing and quality control procedures and data, including test procedures; and synthesis, purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

          1.53 "INTELLECTUAL PROPERTY" means any and all ideas, inventions, discoveries, know-how, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, including, without limitation, Patents, trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software and database rights) and any

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rights similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such property.

          1.54 "KNOWLEDGE" means a Party's and its Affiliates' understanding in good faith of the relevant facts and information resulting from the reasonable conduct of its business affairs, but without the requirement of performing an investigation with respect to any such facts and information.

          1.55 "LICENSED COMBINATION" means any drug combination in the Chalice Database that consists of an SSA.

          1.56 "LICENSED COMBINATION FIELD" means use of Licensed Combinations for treating FOE Diseases by Local Administration.

          1.57 "LICENSED INFORMATION" means Information which is Controlled by CombinatoRx as of the Effective Date or thereafter through the Term of this Agreement and which is necessary for the evaluation of Collaboration Combinations or Licensed Combinations or Exploitation of the Collaboration Combinations or Licensed Combinations or Selected Collaboration Products and/or Selected Licensed Products, but excluding any Information to the extent covered by a Valid Claim within the Licensed Patents.

          1.58 "LICENSED PATENTS" means all Patents anywhere in the world covering or directed to the composition, Manufacture, or use of Collaboration Combinations or Licensed Combinations, (alone or in combination with other compounds or substances and/or in combination with therapeutic devices), Selected Collaboration Products, and/or Selected Licensed Products, having any application within the Collaboration Combination Field or Licensed Combination Field, in all such cases Controlled by CombinatoRx and/or its Affiliates as of or after the Effective Date and through the Term of this Agreement.

          1.59 "LICENSED SELECTED COLLABORATION PRODUCTS" means all Selected Collaboration Products containing a particular Selected Collaboration Combination with respect to which a Target Dossier has been delivered to CombinatoRx under this Agreement and for which Regulatory Approval may be obtained without the need to conduct additional Phase I and/or Phase II clinical studies for such Selected Collaboration Product in addition to those described in such Target Dossier. By way of example, a Selected Collaboration Product for which a Target Dossier is delivered to CombinatoRx and for which Regulatory Approval is obtained for a particular indication shall be considered a single Licensed Selected Collaboration Product together with all other indications for which Regulatory Approval may be obtained for such Selected Collaboration Product based on post-marketing Phase IV studies, however if additional Phase I or Phase II clinical studies are required to obtain Regulatory Approval, then such Selected Collaboration Product shall be considered a separate Licensed Selected Collaboration Product requiring the delivery of a new Target Dossier to obtain a license to Exploit such Selected Collaboration Product for the indication obtained with such Regulatory Approval.

          1.60 "LICENSED SELECTION PERIOD" shall have the meaning set forth in Section 4.2.

          1.61 "LOCAL ADMINISTRATION" means local ophthalmic delivery to the surface or interior of the eye.

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          1.62    "LOSSES" means any and all direct liability, damage, loss or expense, including interest, penalties and reasonable lawyers' fees and disbursements. In calculating Losses, the duty to mitigate on the part of the Party suffering the Loss shall be taken into account.

          1.63 "MANUFACTURE" and "MANUFACTURING" means, with respect to a product or compound, the synthesis, manufacturing, processing, formulating, compounding, filling, finishing, packaging, labeling, holding and quality control testing of such product or compound.

          1.64 "NET SALES" means the gross invoiced amount on sales of the Selected Licensed Combinations or Selected Licensed Products by Fovea, its Sublicensees and its Affiliates to Third Parties (including Distributors, but excluding Sublicensees) less the total of following deductions to the extent actually incurred:

                  (a) normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed and not otherwise deducted from the amount invoiced;

                  (b) amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates, bona fide price reductions and amounts written off by reason of uncollectible debt, in all cases as determined by Fovea or its Affiliates in good faith;

                  (c) rebates and similar payments made with respect to sales paid for by any governmental or Regulatory Authority such as, by way of illustration and not in limitation of the Parties' rights hereunder, federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country;

                  (d) excise taxes, Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use and/or distribution of the Licensed Combinations or Selected Licensed Products actually invoiced;

                  (e) reasonable and customary transportation costs, distribution expenses, special packaging and related insurance charges actually invoiced, excluding commissions and fees paid to Third Party distributors; and

                  (f) any other similar deductions that are actually credited to the customer and are consistent with generally accepted accounting principles, or in the case of non-United States sales, other applicable accounting standards.

              In the case of any other sale or other disposal for value, such as barter or counter-trade, of any Licensed Combinations or Selected Licensed Products, or part thereof, Net Sales shall be calculated as above on the fair market value of the consideration given. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated as of time of shipment. Net Sales shall be calculated using Fovea's internal systems used to report such sales, which

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              reporting is done in accordance with GAAP consistently applied, as adjusted for any of items (a) to (f) above not taken into account in such systems.

          1.65 "NORTH AMERICA" means the United States, its possessions and territories, Canada and Mexico.

          1.66 "OPHTHALMIC COMBINATION" means drug combination that consists of two drugs, each of which is approved by a Regulatory Authority for any indication of the eye.

          1.67 "PATENT COVERAGE" means, for a particular Selected Licensed Product in a given country, there exists a Valid Claim within the CombinatoRx Licensed Combination IP or Fovea Licensed Combination IP, in such country (assuming, with respect to patent applications, that the Valid Claims included in such application are issued as set forth in such patent applications) that, but for the license granted to Fovea under this Agreement, would have been infringed by the Manufacture, use or sale of such Selected Licensed Product in such country.

          1.68 "PATENTS" means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications,
(c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

          1.69    "PAYMENTS" has the meaning set forth in Section 5.13.1.

          1.70 "PERMITTED DELAY" means any one of the following: (i) delay relating to development resulting from safety or efficacy concerns or caused by a need to pursue development for a new indication, if such delays have been approved by the Joint Steering Committee; (ii) delay resulting from the need to obtain Third Party patent rights for development and/or commercialization; (iii) delay that is imposed by a Regulatory Authority or (iv) any other unexpected event approved by the Joint Steering Committee.

          1.71 "PERSON" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

          1.72 "PHASE I STUDY" shall mean a study of a Selected Combination Product or Selected Licensed Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of one or more dosing regimens and for

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which there are no primary endpoints (as recognized by FDA or other Regulatory
Authorities) in the protocol relating to efficacy.

          1.73 "PHASE II(a) STUDY" shall mean a statistically significant preliminary efficacy and safety study of a Selected Combination Product or Selected Licensed Product in the target patient population designed to demonstrate clinical proof-of-concept.

          1.74 "PHASE II(b) STUDY" shall mean a statistically significant study of a Selected Combination Product or Selected Licensed Product to evaluate further any preliminary efficacy observed for, and the safety of, the Selected Combination Product or Selected Licensed Product in the target patient population and/or to provide data that may be useful in the design of subsequent studies of the Selected Combination Product or Selected Licensed Product such as Phase III Studies or Pivotal Trials, including, but not limited to dose level, dose ratio, and dose regimen.

          1.75 "PHASE III STUDY" shall mean a controlled study to confirm with statistical significance the efficacy and safety of a Selected Combination Product or Selected Licensed Product performed to obtain marketing and/or manufacturing approval for the product in any country.

          1.76 "PIVOTAL TRIAL" means a clinical study conducted among the intended patient population, of a size and rigor sufficient to support the filing of an application for Regulatory Approval of a Selected Collaboration Product or Selected Licensed Product.

          1.77    "RECEIVING PARTY" has the meaning set forth in Section 8.1.1.

          1.78 "REGULATORY APPROVAL" means, with respect to a country in a territory, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially Manufacture, distribute, sell or market a Selected Collaboration Product or Selected Licensed Product in such country, including, where reasonably required to engage in such activities, (a) pricing or reimbursement approval in such country, (b) pre- approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.

          1.79 "REGULATORY AUTHORITY" means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity regulating or otherwise exercising authority with respect to the Exploitation of the Combinations, Selected Licensed Products and/or Selected Collaboration Products in a country or territory. The term "Regulatory Authority" includes, but is not limited to, the FDA, the European Agency for the Evaluation of Medicinal Products, European Member State Competent Authorities and the Ministry of Health, Labour and Welfare.

          1.80 "REGULATORY DOCUMENTATION" means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to any licensed combination or licensed products, and all data contained in any of the foregoing, including all applications related to

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obtaining Regulatory Approval, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

          1.81 "SELECTED COLLABORATION COMBINATION" means a Collaboration Combination which Fovea has selected for development pursuant to Section 3.3.2.

          1.82 "SELECTED COLLABORATION PRODUCT" means a pharmaceutical preparation suitable for administration to a human, containing a Selected Collaboration Combination as an Active Ingredient.

          1.83 "SELECTED LICENSED COMBINATION" means a Licensed Combination which Fovea has selected for development pursuant to Section 4.2.

          1.84 "SELECTED COLLABORATION COMBINATION QUARTERLY REPORT" shall have the mean set forth in Section 3.4.1.

          1.85 "SELECTED LICENSED PRODUCT" means a pharmaceutical preparation suitable for administration to a human, containing a Selected Licensed Combination as an Active Ingredient.

          1.86 "SHARED TERRITORY" means Japan and Taiwan. The Parties shall have equal rights in the Shared Territory in accordance with the terms of this Agreement.

          1.87 "SSA" a Selective Steroid Amplifier as a therapeutic drug containing two or more active pharmaceutical ingredients where one of the agents is a corticosteroid.

          1.88    "SUBLICENSEE" has the meaning set forth in Section 2.3.1.

          1.89 "SUBSEQUENT COMBINATORX COLLABORATION COMBINATION IP" means any Intellectual Property (i) Controlled by CombinatoRx, (ii) relating to or covering a Collaboration Combination, which may be necessary or useful in developing, using, selling or registering a Selected Collaboration Product, and
(iii) conceived after the termination of the Evaluation Period.

          1.90 "SUBSEQUENT FOVEA COLLABORATION COMBINATION IP" means any Intellectual Property (i) Controlled by Fovea, (ii) relating to or covering a Collaboration Combination, and which may be necessary or useful in developing, using, selling or registering a Selected Collaboration Product, and (iii) conceived after the termination of the Evaluation Period.

          1.91 "TARGET DOSSIER" shall mean all data, information and materials generated from the conduct of all formulation studies, including commercial formulation, pre-clinical studies and clinical development studies, including, to the extent necessary, toxicology, Phase I, Phase II, and pharmacokinetic studies necessary to initiate a Phase III study for a drug combination in the United States and in Europe. The Target Dossier will meet the guidelines set forth below. The Target Dossier and the development plan required to produce the Target Dossier will be finalized based on the outcome of a pre-IND meeting with the FDA.

A GUIDELINE FOR A TARGET DOSSIER WITH A STANDARD (NON PIVOTAL) PHASE IIB CLINICAL STUDY FOLLOWS:

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     -    Safety and pharmacokinetic data in patients sufficient to support initiation of a Phase III study in the United States
     - Clinical data in patients demonstrating statistical superiority of combination versus parts
     - Clinical and/or preclinical safety and efficacy data sufficient to select dose and ratio for a Phase III study
     - Final commercial formulation for initiation of a Phase III study (no additional work needed prior to first-patient-first-dose)
               -    Fixed ratio co-formulation
               - Sufficient quantities of commercial formulation to complete a Phase III study
               - Data from any bridging studies (e.g., safety, PK, bioequivalence) necessary for initiation of Phase III study
               - All other chemistry, manufacturing and control (CMC) information required to support Phase III studies and NDA filing
     -    IND-ready pre-clinical efficacy and toxicology data
     - Additional non clinical chronic toxicity data required for initiation of Phase III study , if necessary
     -    Regulatory documents from FDA and/or EMEA
               - Minutes from pre-IND meeting approving experimental study designs and clinical development plan through Phase IIb
               -    Minutes from post-Phase IIb meeting
               - Annual reports to FDA and/or EMEA and other regulatory authorities

A GUIDELINE FOR A TARGET DOSSIER WITH A PIVOTAL PHASE IIB CLINICAL STUDY
FOLLOWS:

     - Safety and pharmacokinetic data in patients sufficient to support initiation of a Phase III study in the United States
     - Data demonstrating clinical benefit in the target patient population (i.e., data from a pivotal, randomized, controlled, multi-center study)
     - Clinical data in patients demonstrating statistical superiority of combination versus parts
     - Clinical and/or preclinical safety and efficacy data sufficient to select dose and ratio for a Phase III study
     - Final commercial formulation for initiation of a Phase III study (no additional work needed prior to first-patient-first-dose)
               -    Fixed ratio co-formulation
               - Sufficient quantities of commercial formulation to complete a Phase III study
               - Data from any bridging studies (e.g., safety, PK, bioequivalence) necessary for initiation of Phase III study
               - All other chemistry, manufacturing and control (CMC) information required to support Phase III studies and NDA filing
     -    IND-ready pre-clinical efficacy and toxicology data
     - Additional non clinical chronic toxicity data required for initiation of Phase III study , if necessary
     -    Regulatory documents from FDA and/or EMEA
               - Minutes from pre-IND meeting approving experimental study designs and clinical development plan through Phase IIb
               -    Minutes from post-Phase IIb meeting
               - Annual reports to FDA and/orEMEA and other regulatory authorities

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          1.92    "TARGET DOSSIER DEADLINE" has the meaning set forth in Section
3.9.2.

          1.93    "TERM" has the meaning set forth in Section 11.1.

          1.94 "THIRD PARTY" means any Person not including the Parties or the Parties' respective Affiliates.

          1.95 "THIRD PARTY AGREEMENT" means all license, research and/or other agreements entered into by CombinatoRx prior to or following the Effective Date.

          1.96    "THIRD PARTY CLAIM" has the meaning set forth in Section 10.1.

          1.97 "TRADEMARK" means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol used by the Parties in connection with the licensed Collaboration Combinations, Selected Combination Products, Licensed Combinations or Selected Licensed Products.

          1.98 "TREATMENT" or "TREAT" means diagnosis, palliation, monitoring, cure, mitigation, treatment or prevention.

          1.99 "UNITED STATES" or "U.S." means the United States of America, including its territories, possessions and Puerto Rico.

          1.100 "VALID CLAIM" means a claim in a pending patent application or an issued and unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction not subject to further appeal, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer, abandonment, withdrawal or otherwise, and (d) with respect to a claim in a pending patent application, such claim is being actively prosecuted in good faith and is believed in good faith to meet the requirements of patentability in the relevant jurisdiction.

                                    ARTICLE 2
                                 GRANT OF RIGHTS

          2.1     COLLABORATION COMBINATIONS.

                  2.1.1   LICENSE GRANTS TO FOVEA.

                          (a)     SELECTED COLLABORATION COMBINATION RESEARCH
LICENSE. Subject to the terms and conditions of this Agreement, CombinatoRx hereby grants to Fovea a royalty-free, co-exclusive (with CombinatoRx for its internal activities), worldwide right and license, without the right to sublicense, under the CombinatoRx Collaboration Combination IP and CombinatoRx's interest in the Fovea Collaboration Combination IP to use Selected Collaboration Combinations in the Collaboration Combination Field solely for the purpose of conducting research, preclinical studies and clinical Phase I and Phase II studies of such Collaboration Combinations.

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                          (b)     SELECTED COLLABORATION COMBINATION
EXPLOITATION LICENSE. Subject to the terms and conditions of this Agreement and delivery of each Target Dossier in accordance with Section 3.9.2, CombinatoRx hereby grants to Fovea a royalty-free, exclusive (which shall be co-exclusive with CombinatoRx for the purpose of conducting clinical studies but not for otherwise Exploiting Selected Collaboration Combinations under this Section) right and license, with the right to grant sublicenses, under the CombinatoRx Collaboration Combination IP, CombinatoRx's interest in the Fovea Collaboration Combination IP, with respect to jointly owned Fovea Collaboration Combination IP pursuant to Section 6.1.1, and Subsequent CombinatoRx Collaboration Combination IP (i) to conduct Phase III Studies of the Selected Collaboration Combination described in the Target Dossier in the Collaboration Combination Field anywhere in the world and (ii) to Exploit such Selected Collaboration Combination and all Licensed Selected Collaboration Products in the Collaboration Combination Field in the Fovea Territory.

                          (c)     RIGHT OF REFERENCE TO DATA DURING EVALUATION
PERIOD. Subject to the terms and conditions of this Agreement, CombinatoRx hereby grants to Fovea an exclusive, royalty free right of reference to all data Controlled by CombinatoRx and existing on the Effective Date for any Collaboration Combination for which CombinatoRx has commenced clinical studies and CombinatoRx Generated Data generated during the Evaluation Period for Fovea to conduct Phase I and Phase II clinical studies for Selected Collaboration Combinations in the Collaboration Combination Field anywhere in the world during the Evaluation Period. For the avoidance of doubt, CombinatoRx shall not be restricted from granting additional rights of reference to the data described in this Section to Third Parties for uses other than those specifically described in this Section.

                          (d)     RIGHT OF REFERENCE TO DATA AFTER EVALUATION
PERIOD. Subject to the terms and conditions of this Agreement and delivery of a Target Dossier in accordance with Section 3.9.2, CombinatoRx hereby grants to Fovea an exclusive, royalty free right of reference to (i) Fovea Generated Data generated during the Evaluation Period, (ii) CombinatoRx Generated Data generated during the Evaluation Period, and (iii) clinical data Controlled by CombinatoRx and existing on the Effective Date for any Collaboration Combination for which CombinatoRx commenced clinical studies prior to the Effective Date, in each case for Fovea to Exploit Licensed Selected Collaboration Products in the Collaboration Combination Field in the Fovea Territory. For the avoidance of doubt, CombinatoRx shall not be restricted from granting additional rights of reference to the data described in this Section to Third Parties for uses other than those specifically described in this Section.

                  2.1.2 LICENSE GRANT TO COMBINATORX. Subject to the terms and conditions of this Agreement and in addition to the grants of rights in Sections 3.8.1(a) and 3.8.1(b), Fovea hereby grants to CombinatoRx:

                      (a) a royalty-free, exclusive (which shall be co-exclusive with Fovea) right and license, with the right to grant sublicenses, under Fovea's interest in all Fovea Collaboration Combination IP that is jointly owned by the Parties to conduct clinical studies for Selected Collaboration Products in the Collaboration Combination Field anywhere in the world and a royalty-free, exclusive (which shall be exclusive even as to Fovea) right and license, with the right to grant sublicenses, under Fovea's interest in all Fovea Collaboration

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                              Combination IP that is jointly owned by the
                              Parties pursuant to Section 6.1.1 to otherwise Exploit Selected Collaboration Products in the Collaboration Combination Field in the CombinatoRx Territory;

                      (b) a royalty-free, non-exclusive right and license, with the right to grant sublicenses, under Fovea's interest in all Fovea Collaboration Combination IP that is solely owned by Fovea pursuant to Section
                              6.1.1 to Exploit Collaboration Combinations,
                              Selected Collaboration Products and other products other than Selected Collaboration Products for any purpose anywhere in the world;

                      (c) a royalty-free, exclusive right and license, with the right to grant sublicenses, under Fovea's interest in all Fovea Collaboration Combination IP that is jointly owned by the Parties pursuant to
                              Section 6.1.1 to Exploit products other than Selected Collaboration Products for any purpose anywhere in the world; and

                      (d) a royalty-free, exclusive (which shall be co-exclusive with Fovea for the purpose of conducting clinical studies but not for otherwise Exploiting Selected Collaboration Combinations under this Section) right and license, with the right to grant sublicenses, under Subsequent Fovea Collaboration Combination IP to conduct Phase III Studies (or their equivalent) of such Selected Collaboration Combinations in the Collaboration Combination Field anywhere in the world and to Exploit Selected Collaboration Combinations and Selected Collaboration Products in the Collaboration Combination Field in the CombinatoRx Territory.

                  2.1.3 RIGHT OF REFERENCE TO DATA AFTER EVALUATION PERIOD. Subject to the terms and conditions of this Agreement, Fovea hereby grants to CombinatoRx an exclusive, royalty free right of reference to Fovea Generated Data for CombinatoRx to Exploit Collaboration Combinations in the Collaboration Combination Field in the CombinatoRx Territory. For the avoidance of doubt, Fovea shall not be restricted from granting additional rights of reference to the data described in this Section to Third Parties for uses other than those specifically described in this Section.

                  2.1.4   CO-EXCLUSIVE LICENSES.

                          (a)     Subject to the terms and conditions of this
Agreement and delivery of a Target Dossier in accordance with Section 3.9.2, CombinatoRx hereby grants to Fovea a royalty-free, co-exclusive right and license, with the right to grant sublicenses as set forth below in Section 2.1.3(c), under Collaboration Combination IP and Subsequent CombinatoRx Collaboration Combination IP to Exploit Selected Collaboration Combinations and Selected Collaboration Products in the Collaboration Combination Field in the Shared Territory.

                          (b)     Subject to the terms and conditions of this
Agreement, Fovea hereby grants to CombinatoRx a royalty-free, co-exclusive right and license, with the right to grant sublicenses as set forth below in Section 2.1.3(c), under Subsequent Fovea

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Collaboration Combination IP to Exploit Selected Collaboration Combinations and
Selected Collaboration Products in the Collaboration Combination Field in the Shared Territory.

                          (c)     Neither Party may grant sublicenses of rights
obtained under Section 2.1.3 unless both Parties agree to grant sublicenses of their rights under Section 2.1.3 to any particular sublicensee.

          2.2     LICENSED COMBINATIONS

                  2.2.1   LICENSE GRANTS TO FOVEA

                          (a)     LICENSED COMBINATION RESEARCH LICENSE. Subject
to the terms and conditions of this Agreement, CombinatoRx hereby grants to Fovea a royalty-free, exclusive (even as to CombinatoRx), worldwide right and license, with the right to grant sublicenses, under the CombinatoRx Licensed Combination IP with respect to all Licensed Combinations prior to the expiration of the Licensed Selection Period and only with respect to Selected Licensed Combinations following the expiration of the Licensed Selection Period, to use Licensed Combinations in the Licensed Combination Field solely for research and development of such Licensed Combinations.

                          (b)     SELECTED LICENSED COMBINATION LICENSE. Subject
to the terms and conditions of this Agreement, CombinatoRx hereby grants to Fovea a royalty-bearing, exclusive (even as to CombinatoRx) worldwide right and license, with the right to grant sublicenses, under the CombinatoRx Licensed Combination IP and CombinatoRx's interest in the Fovea Licensed Combination IP to use Licensed Combinations in the Licensed Combination Field to Exploit Selected Licensed Products.

                          (c)     RIGHT OF REFERENCE TO DATA. Subject to the
terms and conditions of this Agreement, CombinatoRx shall grant to Fovea a right of reference to CombinatoRx Generated Data for Fovea to Exploit Selected Licensed Products in the Licensed Combination Field.

                  2.2.2   LICENSE GRANTS TO COMBINATORX

                          (a)     Fovea hereby grants a royalty-free, exclusive
(even as to Fovea), worldwide right and license to CombinatoRx, with the right to grant sublicenses, under Fovea's interest in the Fovea Licensed Combination IP, to Exploit products outside the Licensed Combination Field.

                          (b)     RIGHT OF REFERENCE TO DATA. Fovea hereby
grants to CombinatoRx a right of reference to the Fovea Generated Data relating to Licensed Combinations, for CombinatoRx to Exploit products outside the Licensed Combination Field.

          2.3     SUBLICENSES.

                  2.3.1 BY FOVEA. Fovea has the right to grant sublicenses, through multiple tiers of sublicensees, to the extent permitted under the licenses granted in Section 2.1.1 and Section 2.2.1, to its Affiliates and to any other Persons to the extent of the license to which any such sublicense relates. An agreement by Fovea not to assert any rights granted to it under
Section 2.1 or Section 2.2 shall be considered a sublicense of such right for the purposes of this Agreement. Where Fovea grants a sublicense to a Person that
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Affiliate of Fovea, and such Person is not a Distributor, such Person shall be a
"SUBLICENSEE" for purposes of this Agreement. Fovea shall ensure that all Persons to which it grants sublicenses will comply with all terms and conditions of this Agreement and be bound by indemnification obligations to CombinatoRx of a scope not less than the indemnification obligations of Fovea contained herein, and Fovea shall remain liable for any breach of this Agreement by a Sublicensee. Fovea shall provide notice of the granting of any sublicense hereunder promptly following the making of such grant. Such notice shall identify the Sublicensee and the territory of the sublicense.

                  2.3.2 BY COMBINATORX. CombinatoRx has the right to grant sublicenses, through multiple tiers of sublicensees to the extent permitted under the licenses granted in Section 2.1.2 and Section 2.2.2, to its Affiliates and to any other Persons to the extent of the license to which any such sublicense relates. An agreement by CombinatoRx not to assert any rights granted to it under Section 2.1 or Section 2.2 shall be considered a sublicense of such right for the purposes of this Agreement. CombinatoRx shall ensure that all Persons to which it grants sublicenses will comply with all terms and conditions of this Agreement and be bound by indemnification obligations to Fovea of a scope not less than the indemnification obligations of CombinatoRx contained herein, and CombinatoRx shall remain liable for any breach of this Agreement by a sublicensee. CombinatoRx shall provide notice of the granting of any sublicense hereunder promptly following the making of such grant. Such notice shall identify the sublicensee and the territory of the sublicense.

                  2.3.3 BY COMBINATORX AND FOVEA. The Parties shall have the joint right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Section 2.1.3, to its Affiliates and to any other Persons in the Shared Territory

          2.4 DISTRIBUTORSHIPS. The Parties have the right, in their sole discretion, to appoint their Affiliates, who shall have the right, in their sole, respective discretion, to appoint any other Persons, in its territory or in any country of its territory, to distribute, market and sell those products for which Exploitation rights have been granted hereunder. Where a Party or its Affiliates appoints such a Person that is not an Affiliate of such Party, that Person shall be a "DISTRIBUTOR" for purposes of this Agreement.

                                    ARTICLE 3
                           COLLABORATION COMBINATIONS

          3.1 DETAILED DEVELOPMENT PLAN. Fovea shall develop each Selected Collaboration Combination for each disease indication selected in accordance with a Detailed Development Plan to be developed in accordance with the terms of this Agreement. Within thirty (30) days of the selection of a Selected Collaboration Combination, Fovea shall prepare a Detailed Development Plan for such Selected Collaboration Combination. Within such 30-day period, the Detailed Development Plan shall then be submitted to the Joint Steering Committee for approval, as specified in Section 3.2.2. A Detailed Development Plan approved by the Joint Steering Committee for a Selected Collaboration Combination shall be the Detailed Development Plan for such Collaboration Combination.

          3.2 MANAGEMENT OF DEVELOPMENT OF COLLABORATION COMPOUNDS AND SELECTED COLLABORATION PRODUCTS - JOINT STEERING COMMITTEE

                  3.2.1 FORMATION. Within thirty (30) days after the Effective Date, the Parties shall form a Joint Steering Committee (the "JOINT STEERING COMMITTEE"). The Joint Steering

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Committee shall consist of equal numbers appointed by each respective Party, which shall include the CombinatoRx Senior Vice President of Commercial Operations (or a similar CombinatoRx officer) and the Fovea Chief Operating Officer (or a similar Fovea officer) acting as Co-Chairs. Each Party shall have the right to replace its respective Joint Steering Committee representatives upon written notice to the other Party. Each Party shall be entitled to bring for an agenda item at a meeting of the Joint Steering Committee such minimum numbers of nonvoting advisors, consultants and other visitors which such Party considers in good faith necessary or useful to such Party to protect its interest regarding the business to be dealt with under such agenda item. If such visitors are not employees of a Party, their attendance at the Joint Steering Committee meeting shall be further conditioned upon agreement with the inviting Party over confidentiality and non-use obligations no less burdensome than those set forth herein.

                  3.2.2   RESPONSIBILITIES OF THE JOINT STEERING COMMITTEE.

                      (a) The Joint Steering Committee shall monitor the activities of each Detailed Development Plan. In particular, the responsibilities of the Joint Steering Committee shall include: (a) determining whether or not the criteria for continued development under a particular Detailed Development Plan have been met; (b) defining the Target Dossier in accordance with Section 1.91;
                              (c) approving the Detailed Development Plan for each Selected Collaboration Combination and Selected Licensed Combination; (d) planning, reviewing and approving preclinical and clinical study designs; (e) planning, reviewing and approving the timelines to complete such studies, including any amendments to the timeline necessitated by Permitted Delays; (f) ensuring that clinical Phase I and Phase II studies, in accordance with the Target Dossier, are designed such that results from such studies can be used to initiate Phase III Studies in the United States and Europe; (g) approving formulation technologies and license terms, as appropriate, for developing commercial formulations to be used to conduct the Phase III Studies for treating FOE Disease and/or BOE Disease; (h) ensuring proper communication between the Parties; and (i) recommending to the CEOs of each Party adjustments to any deadlines described in the Development Plans, in the event such adjustments are needed.

                      (b) The Joint Steering Committee shall also coordinate preclinical and clinical studies of Selected Collaboration Combinations that are being developed in the Collaboration Combination Field by both Parties and the publication of data from these studies, which studies will be conducted in a manner consistent with CombinatoRx's global development activities of the Selected Collaboration Combinations. All of Fovea's preclinical and clinical plans, protocols, investigators and regulatory submissions related to the Selected Collaboration Combination shall each be subject to prior approval by the Joint Steering Committee. CombinatoRx shall disclose to the Joint

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                              Steering Committee all CombinatoRx Generated Data
                              related to Selected Collaboration Combinations. Adverse experiences shall be promptly communicated by each Party to the other, along with all supporting documentation in a manner consistent with applicable regulatory authority reporting requirements.

                  3.2.3 DISPUTES. The Joint Steering Committee shall endeavor to reach consensus on all matters brought before it with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting; provided, however, that in the event the Joint Steering Committee is unable to resolve a material dispute before it within thirty (30) days of the time that it first considers such matter, such matter shall be resolved in accordance with Article 12.

                  3.2.4 MEETINGS. The Joint Steering Committee shall meet once each Calendar Quarter following the Effective Date. Regular quarterly meetings shall be scheduled on a recurring schedule to be established by the Joint Steering Committee (e.g. the first Tuesday of January, April, July and October at the place of meeting, if held in person), or at such other times mutually agreed to no less than three (3) months in advance, except for the initial meeting of the Joint Steering Committee, which shall be at a mutually agreeable time and place and shall take place no later than thirty (30) days after the Effective Date. In person meetings of the Joint Steering Committee will be held at alternating locations of the respective Co-Chair's choosing, or by teleconference or videoconference at the respective Co-Chair's discretion. Subject to Section 3.2.1, a quorum of the Joint Steering Committee exists whenever there is present at a meeting each of the Co-Chairs or their respective designees. In addition, the Joint Steering Committee may act without a formal meeting by a written memorandum signed by the Co-Chairs of the Joint Steering Committee. Whenever any action by the Joint Steering Committee is required hereunder during a time period in which the Joint Steering Committee is not scheduled to meet, either Co-Chair shall have the right, in accordance with
Section 3.2.5, to call a special meeting or the Co-Chairs may cause the Joint Steering Committee to take the action without a meeting in the applicable time period. Any such additional meetings shall be held at places and on dates selected by mutual agreement of the Co-Chairs.

                  3.2.5 SPECIAL MEETING. Notwithstanding Section 3.2.4, either Co-Chair may call for a meeting to be held on a business day by notifying the other Party no later than fifteen (15) days in advance of a meeting of the Joint Steering Committee of the exact date, time and location for the meeting; provided, that (a) if such notice has been timely issued and the meeting is held on the date, time and place so indicated, or (b) if the other Party confirms that it has been properly notified about the meeting, then a quorum shall be considered constituted at that meeting unless all members of one Party fail to attend the meeting because of illness, where no substitution could be reasonably arranged, general breakdown in the instrumentalities of communication, travel difficulties beyond the reasonable control of such Party, or any other reasonable reason. For the purpose of agreeing that a Party has been properly notified of the meeting in the case under (b), attendance to a meeting without express objection thereto shall be sufficient.

                  3.2.6 EXPENSES. CombinatoRx and Fovea each shall bear all expenses of its Joint Steering Committee members related to such members' participation on the Joint Steering Committee and attendance at Joint Steering Committee meetings

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                  3.2.7   MINUTES. The Joint Steering Committee shall keep
accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken. Furthermore, all Collaboration Combinations disclosed to Fovea shall be recorded in the minutes of the Joint Steering Committee. Drafts of minutes shall be delivered to the Co-Chairs of the Joint Steering Committee within twenty (20) days after the respective meeting. The Parties, on an alternating basis, shall prepare and circulate the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with the approval and agreement of the Co-Chairs. All communications and minutes regarding the Joint Steering Committee shall be in English.

          3.3     SELECTION PERIOD FOR COLLABORATION COMBINATIONS.

                  3.3.1 COMBINATION ASSESSMENT DATA. Promptly following the Effective Date, CombinatoRx shall provide to Fovea all Combination Assessment Data for each Collaboration Combination.

                  3.3.2 SELECTION PERIOD AND SELECTION. Fovea shall have ninety (90) days after receiving all Combination Assessment Data from CombinatoRx (the "Collaboration Selection Period") to select the Selected Collaboration Combinations. Fovea shall select at least five (5) but not more than ten (10) each of ECI Collaboration Combinations, CM Collaboration Combinations and SSA Collaboration Combinations during the Collaboration Selection Period; provided that, (x) for each Ophthalmic Combination that Fovea selects, Fovea must select a Collaboration Combination that is not an Ophthalmic Combination and shall so designate which non-Ophthalmic Combination is selected with respect to each such Ophthalmic Combination (each such pair of Collaboration Combinations, a "Collaboration Combination Pair"); (y) Fovea may only select a Selected Collaboration Combination (i) that uses a different proposed delivery method from a Selected Licensed Combination or (ii) for which one of the components of the combination is different from the components of a Selected Licensed Combination, in either case for the purpose of avoiding the use of a SSA Combination approved for FOE Disease in an off-label manner for BOE Disease. Fovea shall provide notice of the Selected Collaboration Combinations selected during the Collaboration Selection Period by written notice specifying the particular Collaboration Combinations being selected.

          3.4     EVALUATION PERIOD

                  3.4.1 EVALUATION PERIOD. For each Selected Collaboration Combination, the Evaluation Period shall extend from the date of selection until the delivery of the Target Dossier to CombinatoRx for such Selected Collaboration Combination in accordance with Section 3.9.2. During the Evaluation Period for a particular Selected Collaboration Combination, Fovea shall provide to CombinatoRx a written report (the "Selected Collaboration Combination Quarterly Report") summarizing development results and activities from the preceding Calendar Quarter relating to such Selected Collaboration Combination. The Selected Collaboration Combination Quarterly Report shall be delivered to CombinatoRx within fifteen (15) days after the end of the preceding Calendar Quarter.

                  3.4.2 NON DELIVERY OF TARGET DOSSIER. In the event that Fovea does not deliver a Target Dossier to CombinatoRx for a particular Selected Collaboration Combination prior to the Target Dossier Deadline (as defined in
Section 3.9.2) or is otherwise not meeting its obligations under Section 3.9 hereof, then:

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                  (a) Fovea shall return to CombinatoRx any samples of such
                      Collaboration Combination previously provided by CombinatoRx that are still in Fovea's possession;

                  (b) Fovea shall return to CombinatoRx all Combination
                      Assessment Data, Regulatory Documentation and all Fovea Generated Data associated with such Collaboration Combination; and

                  (c) CombinatoRx shall have the right to pursue development of such Collaboration Combination as follows:

                          a. If Fovea has failed to deliver a Target Dossier by the latest applicable Target Dossier Deadline (or Fovea has otherwise notified CombinatoRx in writing that Fovea has ceased development) for at least one Selected Collaboration Combination within each type (i.e. CM, ECI, SSA) of Collaboration Combination (or has failed to select any Collaboration Combination within a particular type of Collaboration Combination), then CombinatoRx may Exploit a Collaboration Combination of such type of Collaboration Combination for any indication without restriction;

                          b. For Collaboration Combinations that are not described in clause a. above, CombinatoRx may Exploit such Collaboration Combination for any indication provided that such Collaboration Combination is not being developed for an indication that directly competes with a Collaboration Combination being developed by Fovea at the time that CombinatoRx commences development of such Collaboration Combination outside of the Collaboration Combination Field.

                  3.4.3 EXTENSION OF EVALUATION PERIOD. The Evaluation Period and the Target Dossier Deadline shall be extended by a period to be mutually agreed by the Parties with respect to a particular Selected Collaboration Combination if a new Phase II Study is necessary to commercialize such Selected Collaboration Combination for an indication which differs from the indication originally being evaluated.

          3.5 INDICATIONS. The initial disease indications for a Selected Collaboration Combination shall be provided in the Detailed Development Plan. Fovea shall seek the consent of the Joint Steering Committee to develop any follow-on indications not provided in the Detailed Development Plan for a Selected Collaboration Combination.

          3.6     PHASE III STUDIES.

                  3.6.1 GENERAL. Not later than ninety (90) days prior to the anticipated expiration of the Evaluation Period for a Selected Collaboration Combination, the Parties shall agree in writing whether (a) the Parties will jointly pursue Phase III Trials, (b) the Parties will each separately pursue Phase III Trials, or (c) only a Pursuing Party (as defined below) will pursue the Phase III Trials; provided that, no Party that desired to pursue Phase III Trials shall be precluded from doing so under this Section.

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                  3.6.2   PURSUIT OF PHASE III STUDIES.

                          (a)     JOINT PURSUIT. The Parties may decide that
they shall jointly pursue Regulatory Approval for a particular Selected Collaboration Combination, in which event, the Joint Steering Committee shall oversee such development activities and the Parties will negotiate in good faith the terms of any such joint pursuit.

                          (b)     SEPARATE PURSUIT. If the Parties do not decide
to jointly pursue Regulatory Approval of a Selected Collaboration Combination, each Party may separately pursue Regulatory Approval of such Selected Collaboration Combination in its territory. Each Party shall be responsible for conducting its own Phase III Trials, as well as any additional studies necessary to obtain Regulatory Approval in its territory. Upon request by either Party, the Parties shall negotiate in good faith whether the requesting Party may reference the other Party's Regulatory Documentation.

                          (c)     SINGLE PARTY PURSUIT. If a Party (the
"Non-Pursuing Party") indicates to the other Party in writing its decision not to pursue Regulatory Approval of a particular Selected Collaboration Combination, the other Party (the "Pursuing Party") shall have a right of first negotiation to obtain exclusive rights to Exploit such Selected Collaboration Combination in the Non-Pursuing Party's territory. If the Pursuing Party desires to obtain rights to Exploit such Selected Collaboration Combination in the Non-Pursuing Party's territory, the Pursuing Party shall so notify the Non-Pursuing Party and the Parties shall thereafter negotiate the terms of such rights for a period of not less than 90 days. If the Parties are unable to reach agreement on such terms within such 90-day period, then the Non-Pursuing Party shall be permitted to grant its rights in its territory to a third party without restriction.

          3.7 SHARED TERRITORY. The Parties shall have co-exclusive rights in the Shared Territory to Exploit Selected Collaboration Combinations, including development, commercialization and licensing. All decisions regarding Exploitation of Selected Collaboration Combinations or Selected Collaboration Products in the Shared Territory shall be made by mutual agreement of the Parties; provided that, such decisions shall not be subject to Section 12.3 if the Parties are unable to reach agreement regarding such Exploitation.

          3.8     FORMULATIONS OF COLLABORATION COMBINATIONS.

                  3.8.1 FORMULATION TECHNOLOGY. Fovea shall be responsible for developing or obtaining from Third Parties at its election all technology necessary to develop commercial formulations of the Selected Collaboration Combinations (as so developed or obtained by Fovea, the "Formulation Technology"). All Formulation Technology and Intellectual Property pertaining thereto shall be owned by Fovea.

                          (a)     FOVEA DEVELOPED TECHNOLOGY. In the event that
Fovea has developed any Formulation Technology prior to the Effective Date or develops any Formulation Technology at any time after the Effective Date, Fovea shall, and does hereby, grant to CombinatoRx a royalty-free, fully paid up, right and license, with the right to grant sublicenses, in the CombinatoRx Territory and the Shared Territory to use such Formulation Technology solely for the Exploitation of Selected Collaboration Products in the Collaboration Combination Field.

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                          (b)     FOVEA IN-LICENSED TECHNOLOGY. In the event
that Fovea has in-licensed any Formulation Technology from a Third Party prior to the Effective Date or in-licenses any Formulation Technology at any time after the Effective Date, then (i) Fovea shall, and does hereby, grant to CombinatoRx a sublicense, with the right to grant further sublicenses, in the CombinatoRx Territory and the Shared Territory to use such Formulation Technology solely for the Exploitation of Selected Collaboration Products in the Collaboration Combination Field, (ii) CombinatoRx shall pay royalties that may be owed to the Third Party licensing such Formulation Technology to Fovea on sales of Selected Collaboration Products utilizing such Formulation Technology in the CombinatoRx Territory, and (iii) the Parties shall each pay 50% of the royalties that may be owed to the Third Party licensing such Formulation Technology to Fovea on sales of Selected Collaboration Products utilizing such Formulation Technology in the Shared Territory.

                  3.8.2 COSTS. Fovea shall be responsible for any and all costs necessary for developing, acquiring or licensing the Formulation Technology.

                  3.8.3 FORMULATIONS SOLD TO COMBINATORX. If requested by CombinatoRx, Fovea shall supply formulated Collaboration Combinations for the purpose of CombinatoRx conducting Phase III Studies and for commercializing a Selected Collaboration Product, at the same price paid by Fovea to a Third Party manufacturer. CombinatoRx shall have the right to obtain formulated Collaboration Combinations from the Third Party manufacturer Fovea uses to manufacture the formulated Collaboration Combinations; and to use a Third Party manufacturer to manufacture the formulated Collaboration Combinations if Fovea's manufacturer cannot provide a sufficient supply to meet CombinatoRx's requirements, and Fovea shall license to such Third Party manufacturer any necessary and useful intellectual property to manufacture formulated Selected Collaboration Combinations.

          3.9 DILIGENCE OBLIGATIONS. Fovea (itself or through its Affiliates or a Sublicensee) shall meet the following obligations (each such deadline, a "DILIGENCE DATE"):

                  3.9.1 DEVELOPMENT. For each Selected Collaboration Combination, Fovea shall actively perform the development activities for such Selected Collaboration Combination for each disease indication approved by the Joint Steering Committee, in accordance with the activities and timeline set forth in the particular Detailed Development Plan (the date by which each such activity is to be performed, a "Diligence Date"). From the Selected Collaboration Combinations that have advanced to human proof-of-concept study (e.g. Phase IIa) pursuant to the relevant Detailed Development Plan, the Joint Steering Committee shall select at least one such Selected Collaboration Combination for Fovea to advance to a Phase IIb study in accordance with the timeline in the relevant Detailed Development Plan.

                  3.9.2 TARGET DOSSIER. Fovea shall submit to CombinatoRx a Target Dossier for each Selected Collaboration Combination by the date provided in the Detailed Development Plan for such Selected Collaboration Combination plus any Permitted Delay (the "Target Dossier Deadline"), which Target Dossier may be used by CombinatoRx to initiate Phase III Studies in the United States. For each Selected Collaboration Combination there shall be a Target Dossier for each disease indication. In the event that (i) CombinatoRx or its Sublicensee is able to use the Phase II data contained in the Target Dossier in lieu of conducting a second Phase III clinical studies to obtain Regulatory Approval for a Collaboration Combination Product containing a Selected Collaboration
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which such Target Dossier is delivered to CombinatoRx, (ii) CombinatoRx or its
Sublicensee actually uses such data in lieu of conducting such a second Phase III clinical study and (iii) CombinatoRx or its Sublicensee actually receives such Regulatory Approval, then CombinatoRx shall pay to Fovea fifty percent (50%) of Fovea's documented out of pocket costs for conducting such Phase II clinical study within thirty (30) days of receipt of reasonable documentation from Fovea evidencing such out of pocket costs.

                  3.9.3 WRITTEN REPORT. Beginning with the first full Calendar Quarter following selection of a Selected Collaboration Combination, Fovea shall provide to CombinatoRx a written report (the "Selected Collaboration Combination Quarterly Report") summarizing development results and activities from the preceding Calendar Quarter. The Selected Collaboration Combination Quarterly Report shall be delivered to CombinatoRx within fifteen (15) days after the end of the preceding Calendar Quarter.

                  3.9.4 EXTENSION OF DILIGENCE DATES. In the event that Fovea desires an extension to any of the Diligence Dates, Fovea shall notify CombinatoRx at least thirty (30) days prior to the next unmet Diligence Date. Promptly thereafter, the Joint Steering Committee shall evaluate whether a diligence date shall be extended, and then provide its recommendations to the Heads of both Fovea and CombinatoRx, who shall then decide whether the unmet diligence date shall be extended. CombinatoRx's consent to such extension shall not be unreasonably withheld or delayed.

                  3.9.5 EXCUSE OF DILIGENCE OBLIGATIONS. Any failure by Fovea in the performance of Fovea's diligence obligations under Sections 3.9.1, 3.9.2 and 3.9.3 shall be excused to the extent that and only for so long as such failure (i) is caused by a failure of CombinatoRx and its Affiliates in the performance of their respective obligations hereunder or (ii) is a Permitted Delay; provided that, Fovea shall use Commercially Reasonable Efforts to recommence development of the Collaboration Combination that is the subject of such Permitted Delay as soon as possible.

                  3.9.6    BREACH OF DILIGENCE OBLIGATIONS.

                  (a) NOTIFICATION AND MEETING. If at any time CombinatoRx has a reasonable basis to believe that Fovea is in breach of its obligations under Sections 3.9.1, 3.9.2 or 3.9.3, then CombinatoRx shall so notify Fovea in writing, specifying the basis for its belief, and the Parties shall meet within thirty (30) days after such written notice to discuss in good faith for a period of not more than twenty-one (21) days CombinatoRx's concerns and Fovea's development plans with respect to the Collaboration Combinations.

                  (b) RIGHT OF TERMINATION. If, after such good faith discussions described in Section 3.9.6(a), CombinatoRx believes that Fovea is in breach of its obligations under Sections 3.9.1, 3.9.2 or 3.9.3, and (a) Fovea has not rectified such breach within sixty (60) days of meeting with CombinatoRx pursuant to Section 3.9.6(a) or (b), if such failure cannot be rectified within such sixty (60) day period, Fovea has not commenced reasonable actions to rectify such breach within such period and thereafter does not diligently pursue such actions, then CombinatoRx may exercise its right of termination provided under Section 11.3. For the avoidance of doubt, if a breach under this Section cannot be rectified within sixty (60) days, but Fovea has commenced reasonable actions to rectify such a breach within 60 days of a meeting with CombinatoRx pursuant to Section 3.9.6(a) and diligently pursues such actions, then CombinatoRx shall not be entitled to exercise a right of termination under
Section 11.3.

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                                    ARTICLE 4
                              LICENSED COMBINATIONS

          4.1 COMBINATION ASSESSMENT DATA. Commencing promptly following the Effective Date and during the six-week period following the Effective Date, CombinatoRx shall provide to Fovea Combination Assessment Data for each Licensed Combination.

          4.2 SELECTION. Fovea shall be entitled to select up to ten (10) Licensed Combinations within 135 days of the Effective Date (the "Licensed Selection Period"), and such period may be extended only once for not more than 60 days upon the approval of the Joint Steering Committee; provided that, Fovea may only select a Selected Licensed Combination (i) that uses a different proposed delivery method from a Selected Collaboration Combination or (ii) for which one of the components of the combination is different from the components of a Selected Collaboration Combination, in either case for the purpose of avoiding the use of a SSA Combination approved for FOE Disease in an off-label manner for BOE Disease.

          4.3 LICENSED COMBINATIONS NOT SELECTED BY FOVEA. CombinatoRx shall have the right to pursue development of any Licensed Combination that was not selected by Fovea during the Licensed Selection Period for any indication, provided that such development of any such Licensed Combination does not directly compete in the Licensed Combination Field with a Selected Licensed Combination being developed at the time by Fovea.

          4.4 TERMINATION OF SELECTED LICENSED COMBINATIONS BY FOVEA. In the event that Fovea decides to not continue development of a Selected Licensed Combination because of (i) lack of efficacy, (ii) regulatory problems, or (iii) any other reason approved by CombinatoRx, then, upon written notice to
CombinatoRx: (a) Fovea shall have the right to terminate development of such Selected Licensed Combination, and all grants of Intellectual Property relating to such Selected Licensed Combination shall terminate; (b) Fovea shall assign to CombinatoRx its rights in the Fovea Licensed Combination IP, Fovea Generated Data and Regulatory Documentation, with respect to such Selected Licensed Combination; (c) CombinatoRx shall have the right to pursue development of such Selected Licensed Combination for any indication, provided that such development of any such Selected Licensed Combination does not directly compete in the same indication with a Selected Licensed Combination that has not been terminated by Fovea under this Section 4.4 and is being developed by Fovea; and (d) Fovea shall make any payments to CombinatoRx relating to such Selected Licensed Combination which were payable prior to such termination.

          4.5 DILIGENCE OBLIGATIONS. Fovea (itself or through its Affiliates or a Sublicensee) shall meet the following obligations:

                  4.5.1 DEVELOPMENT. Fovea shall develop each Selected Licensed Combination for each disease indication selected in accordance with a Detailed Development Plan to be developed in accordance with the terms of this Agreement. Fovea may not develop a Selected Licensed Combination for keratoconjunctivitis sicca as the first indication for which Selected Licensed Combinations are developed. Notwithstanding the foregoing, no Selected Licensed Combination may be developed for Pan Uveitis unless the Joint Steering Committee consents to such development in light of the actual and anticipated development activities for Selected Collaboration Combinations. Not later than the expiration of the

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Licensed Selection Period described in Section 4.2 for a particular Selected
Licensed Combination, Fovea shall prepare a Detailed Development Plan for such Selected Licensed Combination. The Detailed Development Plan shall then be submitted to the Joint Steering Committee for approval, as specified in Section
3.2.2. A Detailed Development Plan approved by the Joint Steering Committee for a Selected Licensed Combination shall be the Detailed Development Plan for such Licensed Combination.

                  4.5.2 WRITTEN REPORT. Beginning with the first full Calendar Quarter following selection of a Selected Licensed Combination, Fovea shall provide to CombinatoRx a written report (the "Selected Licensed Combination Quarterly Report") summarizing development results and activities from the preceding Calendar Quarter. The Selected Licensed Combination Quarterly Report shall be delivered to CombinatoRx within fifteen (15) days after the end of the preceding Calendar Quarter.

                  4.5.3 COMMERCIALIZATION DILIGENCE. In addition to the requirements of this Section to develop Selected Licensed Combinations, Fovea shall use Commercially Reasonable Efforts to commercialize Selected Licensed Product in each jurisdiction for which Regulatory Approval has been obtained.

                  4.5.4   BREACH OF DILIGENCE OBLIGATIONS.

                  (a) NOTIFICATION AND MEETING. If at any time CombinatoRx has a reasonable basis to believe that Fovea is in breach of its obligations under Section 4.5.1 or 4.5.2, then CombinatoRx shall so notify Fovea in writing, specifying the basis for its belief, and the Parties shall meet within thirty
(30) days after such written notice to discuss in good faith for a period of not more than twenty-one (21) days CombinatoRx's concerns and Fovea's development plans with respect to the Licensed Combinations.

                  (b) RIGHT OF TERMINATION. If, after such good faith discussions described in Section 4.5.3(a), then (a) Fovea is in breach of its obligations under Sections 4.5.1 and 4.5.2, and (b) Fovea has not rectified such breach within sixty (60) days of meeting with CombinatoRx pursuant to Section 4.5.3(a) (or, if such failure cannot be rectified within such sixty (60) day period, if Fovea does not commence reasonable actions to rectify such breach within such period and thereafter does not diligently pursue such actions), CombinatoRx may, subject to the provisions of Section 12, exercise its right of termination provided under Section 11.3. For the avoidance of doubt, if Fovea has commenced reasonable actions to rectify such a breach within 60-days of a meeting with CombinatoRx pursuant to Section 3.9.6(a) and such breach cannot be cured within such 60-day period, then CombinatoRx shall not be entitled to exercise a right of termination under Section 11.3.

                                    ARTICLE 5
                                  CONSIDERATION

          5.1 CONSIDERATION FOR COLLABORATION COMBINATION LICENSE. In addition to the other rights and obligations of the Parties hereunder, the consideration for the rights licensed hereunder relating to the Selected Collaboration Combinations shall be as follows:

                          (a)     TARGET DOSSIER. Fovea providing to CombinatoRx
the Target Dossier for each Selected Collaboration Combination sufficient for CombinatoRx to initiate Phase III Studies in the CombinatoRx Territory.

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                          (b)     ASSIGNMENT OF DATA AND REGULATORY
DOCUMENTATION. The assignment to CombinatoRx of a joint interest in Fovea Generated Data and all Regulatory Documentation made by Fovea through the end of the Evaluation Period.

          5.2 CONSIDERATION FOR LICENSED COMBINATIONS. In consideration of the licenses and other rights granted by CombinatoRx to Fovea herein with respect to Licensed Combinations and subject to the terms and conditions of this Agreement, Fovea shall make the following non-refundable cash payments to
CombinatoRx:

                  5.2.1 LICENSE EXECUTION FEE. Fovea shall pay to CombinatoRx Two Hundred Fifty Thousand Dollars ($250,000) within five (5) days after the Effective Date and Five Hundred Thousand Dollars ($500,000) prior to the expiration of the Licensed Selection Period. If Fovea does not pay the $500,000 described in the preceding sentence prior to the expiration of the Licensed Selection Period, then all license grants from CombinatoRx to Fovea under
Section 2.2.1 of this Agreement shall terminate upon the expiration of the Licensed Selection Period.

                  5.2.2 DEVELOPMENT MILESTONES. Fovea shall make the following payments to CombinatoRx with respect to each Selected Licensed Product, as follows:

                  (a) Two Hundred and Fifty Thousand Dollars ($250,000) following the 30th day after submission of the an Investigational New Drug application to the Food and Drug Administration or any Regulatory Authority, which submission is not rejected within such 30-day period;

                  (b) Five Hundred Thousand Dollars ($500,000) following the initiation of a Phase II Trial in any country;

                  (c) Three Million Dollars ($3,000,000) following the initiation of a Phase III Trial in any country;

                  (d) One Million Five Hundred Thousand Dollars ($1,500,000) following the filing for approval by the Regulatory Authority in the EU of an application for Regulatory Approval;

                  (e) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) following the filing for approval by the Regulatory Authority in the United States of an application for Regulatory Approval;

                  (f) One Million Five Hundred Thousand Dollars ($1,500,000) following the filing for approval by the Regulatory Authority in Japan of an application for Regulatory Approval;

                  (g) Three Million Dollars ($3,000,000) following the date of approval by the Regulatory Authority in EU of an application for Regulatory Approval;

                  (h) Five Million Dollars ($5,000,000) following the date of approval by the Regulatory Authority in the United States of an application for Regulatory Approval;

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                  (i)     Three Million Dollars ($3,000,000) following the date
                          of approval by the Regulatory Authority in Japan of an application for Regulatory Approval;

                  (j) Ten Million Dollars ($10,000,000) following the date of approval by any Regulatory Authority of an application for Regulatory Approval for keratoconjunctivitis sicca.

                  Within twenty (20) days of achievement of each respective milestone by Fovea or its Affiliate or Sublicensee as described in this Section 5.2.2, Fovea shall make the corresponding payment to CombinatoRx.

                  Except for the milestone in clause (j) above, the milestone payments set forth in this Section shall be paid upon the achievement of (x) each such milestone for a Selected Licensed Product based on the same Selected Licensed Combination that is formulated differently than a Selected Licensed Product for which a milestone was previously paid and (y) each Selected Licensed Product containing a different Selected Licensed Combination than the Selected Licensed Combination for which milestones have been previously paid.

          5.3 ROYALTIES. In addition to the payments under Section 5.2, Fovea shall pay CombinatoRx, the following royalties based on the Net Sales of Selected Licensed Products, on a Selected Licensed Product by Selected Licensed Product basis, anywhere in the world:

                  5.3.1 ROYALTY WHEN PATENT COVERAGE EXISTS. In countries where Patent Coverage exists for a particular Selected Licensed Product sold in such country:

                  (a) three percent (3%) of annual worldwide Net Sales for such particular Selected Licensed Product that is less than or equal to Two Hundred Million Dollars ($200,000,000);

                  (b) five percent (5%) of annual worldwide Net Sales for such particular Selected Licensed Product that exceeds Two Hundred Million Dollars ($200,000,000) but is less than Four Hundred Million Dollars ($400,000,000);

                  (c) seven percent (7%) of annual worldwide Net Sales for such particular Selected Licensed Product that exceeds Four Hundred Million Dollars ($400,000,000) but is less than Six Hundred Million Dollars ($600,000,000);

                  (d) nine percent (9%) of annual worldwide Net Sales for such particular Selected Licensed Product that exceeds Six Hundred Million Dollars ($600,000,000) but is less than Eight Hundred Million Dollars ($800,000,000); and

                  (e) eleven percent (11%) of annual worldwide Net Sales for such particular Selected Licensed Product that exceeds Eight Hundred Million Dollars ($800,000,000).

                  5.3.2 ROYALTY WHEN NO PATENT COVERAGE EXISTS. In countries where no Patent Coverage exists for the Selected Licensed Product sold in such country, then the

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applicable royalty rates provided in section 5.3.1 shall be reduced by Fifty
Percent (50%), and shall be paid in consideration for the licensed know-how.

          5.4 ROYALTY STACKING. In the event that after the Effective Date, Fovea, its Affiliates or Sublicensees determine, based on the advice of counsel, that it is necessary to pay royalties or other fees to any Third Party to obtain a license to practice any Third Party's rights relating specifically to composition of matter or methods of use of Licensed Combinations, and not to the formulation technology, in order to market or develop a Selected Licensed Product in any given country, then in such event and subject to Section 5.5, Fovea and its Affiliates may deduct up to 50% of such royalties and other fees actually paid to such Third Parties (or such amounts expended in settlement of such claim, or for securing such rights) from the royalties otherwise due to CombinatoRx under this Agreement. For the sake of clarity, if it is necessary for Fovea, its Sublicensees or Affiliates to pay any royalties or other fees to a Third Party to obtain a license to practice the Third Party's formulation technology, then neither Fovea nor its Affiliates may deduct any portion of such royalties and other fees actually paid to such Third Parties (or such amounts expended in settlement of such claim, or for securing such rights) from the royalties otherwise due to CombinatoRx under this Agreement.

          5.5 MINIMUM ROYALTY. Any reductions set forth in Section 5.4 shall be applied to the royalty rate payable to CombinatoRx under Section 5.3 in the order in which the event triggering such reduction occurs. Notwithstanding the foregoing, in no event shall the royalty rate payable to CombinatoRx under
Section 5.3 be reduced by more than fifty percent (50%) in any Calendar Quarter as a result of the cumulative reductions set forth in Section 5.4, provided, however, that in the event of a royalty reduction under Section 5.4, the royalty rate payable to CombinatoRx under Section 5.3 may be reduced by up to fifty percent (50%). Amounts not exhausted in any Calendar Quarter may be carried into future Calendar Quarters.

          5.6 ROYALTY TERM. Fovea's obligation to pay royalties shall commence, on a country-by-country basis, with respect to each separate Selected Licensed Product, on the date of First Commercial Sale of such Selected Licensed Product in such country. The obligation shall expire, on a country-by-country basis, with respect to each separate Selected Licensed Product, on the later to occur of (a) the fifteenth (15th) anniversary of the First Commercial Sale of such Selected Licensed Product, and (b) the expiration date in such country of the last to expire of all Valid Claims providing Patent Coverage for the use or sale or Manufacturing (if in the case of Manufacturing such Valid Claims provide market exclusivity of such Selected Licensed Product in such country) of such Selected Licensed Product.

          5.7 SALES SUBJECT TO ROYALTIES. Sales between Fovea, its Affiliates and Sublicensees shall not be considered Net Sales. Royalties shall be calculated on Fovea's and its Affiliates' sale of the Selected Licensed Product to a Third Party (including Distributors). Royalties shall be payable only once for any given batch of the Selected Licensed Product. For purposes of determining Net Sales, the Selected Licensed Product shall be deemed to be sold when invoiced and a "sale" shall not include, and no royalties shall be payable on, transfers by Fovea, its Affiliates or Sublicensees of free samples of Selected Licensed Product or clinical study materials containing Selected Licensed Product, or transfers of Selected Licensed Product to patients on a compassionate use basis or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or

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qualification, regulatory or governmental purposes, or any other use other than as therapeutic pharmaceutical product in humans where Fovea receives no compensation or identifiable benefit therefrom.

          5.8 ROYALTY PAYMENTS. The royalties shall be calculated quarterly as of the last day of March, June, September and December respectively, for the Calendar Quarter ending on that date. Fovea shall pay the royalties in conjunction with the delivery of a written report to CombinatoRx within thirty
(30) days after the end of each Calendar Quarter that shows, with respect to each country and each Selected Licensed Product, the sales volume, Net Sales of the Selected Licensed Product and Revenue received by Fovea during such Calendar Quarter. Royalty payments shall be paid to CombinatoRx whether the Selected Licensed Product is sold by Fovea or its Affiliates or licensees or sublicensees.

          5.9     RECORDS RETENTION; AUDIT.

                  5.9.1 Until the fifth (5th) anniversary of the Calendar Year in which Net Sales are generated by Fovea, Fovea shall keep or require to be kept by its Sublicensees and Affiliates accurate records or books of account in accordance with applicable generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to such Net Sales.

                  5.9.2 Upon the written request of CombinatoRx, Fovea shall permit and shall require its Sublicensees and Affiliates to permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than once a year and no more than once with respect to any such year and going back no more than three (3) years preceding the current year, all or any part of the records and books of Fovea or its Sublicensees and Affiliates, as applicable, as are necessary to check the accuracy of the royalties paid. The accounting firm shall enter into appropriate obligations with Fovea or its Sublicensees or Affiliates to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to CombinatoRx and Fovea only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to CombinatoRx. The charges of the accounting firm shall be paid by CombinatoRx, except that if the royalties have been understated by more than five percent (5%), the charges shall be paid by Fovea. Fovea shall promptly pay any shortages in royalty payments regardless of amount. Any failure by CombinatoRx to exercise its right under this Section 5.9.2 with respect to a Calendar Year within the time period for which records must be maintained shall constitute a waiver by CombinatoRx of its right to later object to any payments made by Fovea under this Agreement during such Calendar Year.

          5.10 MODE OF PAYMENT. All payments set forth in this Article 5 shall be remitted by wire transfer to the following bank account of CombinatoRx or such other account as CombinatoRx may designate in writing to Fovea:

Account Name:  CombinatoRx, Inc.
Account No: 009429399019
ABA Routing No: 026009593
Swift No: BOFAUS3N
Bank of America

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100 Federal Street
Boston, MA 02110

          5.11 CURRENCY. All payments required under this Agreement shall be made in Dollars. For the purpose of computing the Net Sales in a currency other than Dollars, such currency shall be converted from local currency to Dollars by Fovea in accordance with the rates of exchange for the relevant month for converting such other currency into Dollars used by Fovea's internal accounting systems on a consistent company-wide basis, which are independently audited on an annual basis.

          5.12 INTEREST ON LATE PAYMENTS. Any amount not paid timely under this Agreement shall bear interest from its due date through the date of effective receipt of payment at the rate equal to the lesser of the maximum rate allowable under applicable law or three percent (3%) over LIBOR on the date such payment was due or the prime rate reported by the Bank of America.

          5.13    TAXES.

                  5.13.1 GENERAL. The royalties, milestones and other amounts payable by Fovea to CombinatoRx pursuant to this Agreement ("PAYMENTS") shall not be reduced on account of any taxes unless required by Applicable Law. CombinatoRx alone shall be responsible for paying any and all taxes (other than withholding taxes or deduction of tax at source required by Applicable Law to be paid by Fovea) levied on it by account of its receipt of any Payments it receives under this Agreement. Fovea shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if CombinatoRx is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Fovea or the appropriate governmental authority (with the assistance of Fovea to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding tax or to relieve Fovea of its obligation to withhold tax, and Fovea shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that Fovea has received evidence, in a form satisfactory to Fovea, of CombinatoRx's delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Fovea withholds any amount, it shall pay to CombinatoRx the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to CombinatoRx proof of such payment within thirty (30) days following that payment. For the purposes of this Agreement, the stated amount of the Payments payable by Fovea shall include any sales tax that CombinatoRx may be required to collect.

                  5.13.2  INDIRECT TAXES. Notwithstanding anything contained in
Section 5.13.1, this Section 5.13.2 shall apply with respect to Indirect Taxes. Each of the Parties shall be responsible for the payment of Indirect Taxes assessed against it by law.

                                    ARTICLE 6
                              INTELLECTUAL PROPERTY

          6.1 OWNERSHIP OF INTELLECTUAL PROPERTY RELATING TO COLLABORATION COMBINATIONS.

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                  6.1.1   COLLABORATION COMBINATION IP. CombinatoRx shall
exclusively own all CombinatoRx Collaboration Combination IP. The Parties shall jointly own all Fovea Collaboration Combination IP, except, for purposes of determining ownership of Fovea Collaboration Combination IP in the European Community, to the extent that such Intellectual Property is "severable" (with the meaning of the European Community Commission Regulation No. 772/2004 of April 2004 on the application of Article 81 (3) of the Treaty to categories of technology transfer agreements), such Fovea Collaboration Combination IP shall be owned by Fovea.

                  6.1.2 SUBSEQUENT COLLABORATION COMBINATION IP. CombinatoRx shall exclusively own all Subsequent CombinatoRx Collaboration Combination IP, and Fovea shall exclusively own all Subsequent Fovea Collaboration Combination IP.

                  6.1.3 BACKGROUND TECHNOLOGY. CombinatoRx shall exclusively own all Intellectual Property relating to CombinatoRx Background Technology, and Fovea shall exclusively own all Intellectual Property relating to Fovea Background Technology.

                  6.1.4   OWNERSHIP OF DATA AND REGULATORY DOCUMENTATION.

                      (a) PRIOR TO TERMINATION OF EVALUATION PERIOD. CombinatoRx shall exclusively own all CombinatoRx Generated Data and Regulatory Documentation relating to Collaboration Combinations and the Parties shall jointly own all Fovea Generated Data, generated prior to termination of the Evaluation Period,

                      (b)     SUBSEQUENT TO TERMINATION OF EVALUATION PERIOD.
                              (i) CombinatoRx shall exclusively own all CombinatoRx Generated Data and Regulatory Documentation relating to Collaboration Combinations that CombinatoRx generates subsequent to termination of the Evaluation Period. (ii) Fovea shall exclusively own all Fovea Generated Data and Regulatory Documentation relating to Collaboration Combinations that Fovea generates subsequent to termination of the Evaluation Period. (iii) The Parties shall jointly own all Fovea Generated Data, CombinatoRx Generated Data, and Regulatory Documentation relating to Collaboration Combinations generated in the Shared Territory subsequent to termination of the Evaluation Period.

                  6.1.5 FURTHER ASSURANCES. Each Party shall take all actions necessary to effect the ownership described in this Section.

          6.2 FORMATION OF JOINT PATENT COMMITTEE. Within thirty (30) days after the Effective Date, the Parties shall form a Joint Patent Committee (the "JOINT PATENT COMMITTEE"). The Joint Patent Committee shall consist of equal numbers appointed by each respective Party, which shall include the CombinatoRx Associate Director of Business Development (or such other position designated by CombinatoRx) and the Fovea Patent Manager (or such other position designated by Fovea) acting as Co-Chairs. Each Party shall have the right to replace its respective Joint Patent Committee representatives upon written notice to the other Party. Each Party shall be entitled to bring for an agenda item at a meeting of the Joint Patent Committee such minimum numbers of nonvoting advisors, consultants and other visitors which such Party considers in good faith necessary or useful to such Party to

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protect its interest regarding the business to be dealt with under such agenda item. If such visitors are not employees of a Party, their attendance at the Joint Patent Committee meeting shall be further conditioned upon agreement with the inviting Party over confidentiality and non-use obligations no less burdensome than those set forth herein.

                  6.2.1 RESPONSIBILITIES. The Joint Patent Committee shall be responsible for determining actions with respect to the prosecution, maintenance defense and enforcement of Intellectual Property covering Fovea Collaboration Combination IP to the extent that such decisions are subject to determination by the Joint Patent Committee in accordance with the terms hereof. In particular, the responsibilities of the Joint Patent Committee shall include: (a) determining in which jurisdictions to file Intellectual Property covering Fovea Collaboration Combination IP and the scope of claims of all such filings; (b) determining the strategy and course of action with respect to the prosecution of all such actions, including responses to any patent granting authority; (c) determining the strategy and course of action with respect to the enforcement of any Intellectual Property covering Fovea Collaboration Combination IP, including the strategy and course of action with respect to Third Party infringers of such Intellectual Property; and (d) determining the strategy and course of action with respect to the defense of any Intellectual Property covering Fovea Collaboration Combination IP.

                  6.2.2 DISPUTES. The Joint Patent Committee shall endeavor to reach consensus on all matters brought before it with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting; provided, however, that in the event the Joint Patent Committee is unable to resolve an outstanding matter before it within thirty (30) days of the time that it first considers such matter, such matter shall be resolved in accordance with Article 12.

                  6.2.3 MEETINGS. The Joint Patent Committee shall meet as necessary and, in any event, not less than once each Calendar Quarter following the Effective Date. Regular quarterly meetings shall be scheduled on a recurring schedule to be established by the Joint Patent Committee (e.g. the first Tuesday of January, April, July and October at the place of meeting, if held in person), or at such other times mutually agreed to no less than three (3) months in advance, except for the initial meeting of the Joint Patent Committee, which shall be at a mutually agreeable time and place and shall take place no later than thirty (30) days after the Effective Date. In person meetings of the Joint Patent Committee will be held at alternating locations of the respective Co-Chair's choosing, or by teleconference or videoconference at the respective Co-Chair's discretion. Subject to Section 6.2.1, a quorum of the Joint Patent Committee exists whenever there is present at a meeting each of the Co-Chairs or their respective designees. In addition, the Joint Patent Committee may act without a formal meeting by a written memorandum signed by the Co-Chairs of the Joint Patent Committee. Whenever any action by the Joint Patent Committee is required hereunder during a time period in which the Joint Patent Committee is not scheduled to meet, either Co-Chair shall have the right, in accordance with
Section 6.2.4, to call a special meeting or the Co-Chairs may cause the Joint Patent Committee to take the action without a meeting in the applicable time period. Any such additional meetings shall be held at places and on dates selected by mutual agreement of the Co-Chairs. All communications and minutes regarding the Joint Patent Committee shall be in English.

                  6.2.4 SPECIAL MEETINGS. Notwithstanding Section 6.2.3, either Co-Chair may call for a meeting to be held on a business day by notifying the other Party no later than five

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(5) days in advance of a meeting of the Joint Patent Committee of the exact date, time and location for the meeting; provided, that (a) if such notice has been timely issued and the meeting is held on the date, time and place so indicated, or (b) if the other Party confirms that it has been properly notified about the meeting, then a quorum shall be considered constituted at that meeting unless all members of one Party fail to attend the meeting because of illness, where no substitution could be reasonably arranged, general breakdown in the instrumentalities of communication, travel difficulties beyond the reasonable control of such Party, or any other reasonable reason. For the purpose of agreeing that a Party has been properly notified of the meeting in the case under (b), attendance to a meeting without express objection thereto shall be sufficient.

                  6.2.5 EXPENSES. CombinatoRx and Fovea each shall bear all expenses of its Joint Patent Committee members related to such members' participation on the Joint Patent Committee and attendance at Joint Steering Patent meetings

                  6.2.6 MINUTES. The Joint Patent Committee shall keep accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken. Drafts of minutes shall be delivered to the Co-Chairs of the Joint Patent Committee within twenty (20) days after the respective meeting. The Parties, on an alternating basis, shall prepare and circulate the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with the approval and agreement of the Co-Chairs.

          6.3 MAINTENANCE AND PROSECUTION OF PATENTS RELATING TO COLLABORATION COMBINATIONS

                  6.3.1 PROSECUTION. A Party (the "Prosecuting Party") shall be solely responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining Patents it owns or controls relating to Collaboration Combinations. CombinatoRx shall be responsible for preparing, filing, prosecuting and maintaining Patents covering Fovea Collaboration Combination IP; provided that, to the extent that such activities cover Patents in the CombinatoRx Territory, CombinatoRx shall bear all expenses of such activities; to the extent that such activities cover Patents in the Fovea Territory, Fovea shall bear all expenses of such activities; and, to the extent that such activities cover Patents in the Shared Territory, the Parties shall equally bear the expenses of such activities. Except as otherwise set forth herein, CombinatoRx shall be considered the Prosecuting Party for Patents covering Fovea Collaboration Combination IP. In the event that CombinatoRx decides to not commence or continue the prosecution and maintenance of any Patent covering Fovea Collaboration Combination IP, CombinatoRx shall so notify Fovea in sufficient time to permit Fovea to prosecute and/or maintain such Patent, in which event, Fovea shall be deemed to be the Prosecuting Party with respect to such Patent.

                  6.3.2 OPPORTUNITY TO COMMENT. Each Prosecuting Party shall keep the other Party (the "Non-Prosecuting Party") apprised of any activities related to the Prosecuting Party's Patents covering the Collaboration Combinations by using best efforts to provide the Non-Prosecuting Party: (i) with a draft of new applications and foreign filing texts at least thirty (30) business days before the intended filing; (ii) promptly with copies of all official actions, amendments and responses, which affect the scope of any claims; (iii) with foreseen amendments and responses to official actions which affect the scope of any claim at least five (5) business days before the action due date. Each Prosecuting Party shall reasonably

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consider the Non-Prosecuting Party's or its Affiliates' comments with respect to such activities but shall otherwise have sole discretion with respect to the preparation, filing, prosecution and maintenance of the Prosecuting Party's Patents. Notwithstanding the foregoing, the Prosecuting Party shall accept the suggestions of the Non-Prosecuting Party except to the extent such suggestions are in direct conflict with the Prosecuting Party's strategy. So long as a Non-Prosecuting Party has a license to any particular Intellectual Property, the Prosecuting Party will not take any action that results in the final loss of such Intellectual Property covering the Collaboration Combinations in the Collaboration Combination Field without the written consent of the Non-Prosecuting Party, such consent not to be unreasonably delayed or withheld The Prosecuting Party is permitted to take action that results in a non-final loss of such Intellectual Property covering the Collaboration Combinations in the Collaboration Combination Field, provided the Prosecuting Party resumes prosecution of such Intellectual Property within a reasonable time period consistent with sound prosecution strategy. Notwithstanding the foregoing, in the event that CombinatoRx does not accept any suggestion made by Fovea regarding the prosecution of any Patent covering Fovea Collaboration Combination IP, then Fovea may request to have the matter determined by the Joint Patent Committee in accordance with Section 6.2.2 hereof.

                  6.3.3 COOPERATION. The Non-Prosecuting Party and its Affiliates, and, with respect to Fovea Collaboration Combination IP, each Party and its Affliates, shall undertake at the reasonable request and expense of the Prosecuting Party to sign, or have signed, any and all documents necessary in connection with the filing, prosecution, maintenance, extension and enforcement of the Prosecuting Party's Patents covering the Collaboration Combinations and to take such other necessary actions as the Prosecuting Party may reasonably request from the Non-Prosecuting Party or its Affiliates in connection with the Prosecuting Party's Patents covering the Collaboration Combinations.

          6.4 OWNERSHIP OF COMBINATORX LICENSED COMBINATION IP AND FOVEA LICENSED COMBINATION IP.

                  6.4.1 INTELLECTUAL PROPERTY GENERATED BY COMBINATORX. CombinatoRx shall exclusively own all CombinatoRx Licensed Combination IP.

                  6.4.2 INTELLECTUAL PROPERTY GENERATED BY FOVEA. (a) The Parties shall jointly own all Fovea Licensed Combination IP, except, for purposes of determining ownership of Fovea Licensed Combination IP in the European Community, to the extent that such Intellectual Property is "severable" (with the meaning of the European Community Commission Regulation N0.
772/2004 of April 2004 on the application of Article 81 (3) of the Treaty to categories of technology transfer agreements), such Fovea Licensed Combination IP shall be owned by Fovea; and (b) Fovea shall exclusively own the rights to Fovea Generated Data generated by Fovea after the Effective Date relating to Licensed Combinations.

                  6.4.3 OWNERSHIP OF REGULATORY DOCUMENTATION. Fovea shall exclusively own all Regulatory Documentation relating to Licensed Combinations.

                  6.4.4 FURTHER ASSURANCES. Each Party shall take all actions necessary to effect the ownership described in this Section.

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          6.5     MAINTENANCE AND PROSECUTION OF PATENTS RELATING TO LICENSED
                  COMBINATIONS

                  6.5.1 PROSECUTION. A Party (the "Prosecuting Party") shall be solely responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining such Party's own Patents relating to Licensed Combinations. In addition, CombinatoRx shall be the Prosecuting Party for all jointly owned Patents relating to Licensed Combinations.

                  6.5.2 OPPORTUNITY TO COMMENT. Each Prosecuting Party shall keep the other Party (the "Non-Prosecuting Party") apprised of any activities related to the Prosecuting Party's Patents covering the Licensed Combinations in the Licensed Combination Field by using best efforts to provide the Non-Prosecuting Party: (i) with a draft of new applications and foreign filing texts at least thirty (30) business days before the intended filing; (ii) promptly with copies of all official actions, amendments and responses, which affect the scope of any claims; (iii) with foreseen amendments and responses to official actions which affect the scope of any claim at least five (5) business days before the action due date. Each Prosecuting Party shall reasonably consider the Non-Prosecuting Party's or its Affiliates' comments with respect to such activities but shall otherwise have sole discretion with respect to the preparation, filing, prosecution and maintenance of the Prosecuting Party's Patents. Notwithstanding the foregoing, the Prosecuting Party shall accept the suggestions of the Non-Prosecuting Party except to the extent such suggestions are in direct conflict with the Prosecuting Party's strategy. The Prosecuting Party will not take any action that will result in the final loss of Intellectual Property covering the Licensed Combinations in the Licensed Combination Field without the written consent of the Non-Prosecuting Party, such consent not to be unreasonably delayed or withheld. The Prosecuting Party is permitted to take action that results in a non-final loss of Intellectual Property covering the Licensed Combinations in the Licensed Combination Field, provided the Prosecuting Party resumes prosecution of such Intellectual Property within a reasonable time period consistent with sound prosecution strategy.

                  6.5.3 COOPERATION. Each Party and its Affiliates shall undertake at the reasonable request and expense of the other Party to sign, or have signed, any and all documents necessary in connection with the filing, prosecution, maintenance, extension and enforcement of the other Party's Patents covering the Licensed Combinations and to take such other necessary actions as such other Party may reasonably request in connection with such patents.

                                    ARTICLE 7
                       ENFORCEMENT AND DEFENSE OF PATENTS

          7.1 DECLARATORY JUDGMENT ACTION. In the event of an assertion of invalidity or unenforceability of Patents Controlled by either CombinatoRx or Fovea relating to either Licensed Combinations or Collaboration Combinations, the Party receiving notice of such assertion shall promptly advise the other Party in writing of such assertion and of all relevant facts and circumstances known to such Party pertaining to such assertion. The Parties shall thereafter consult and cooperate fully to determine a course of action, with the Party controlling prosecution pursuant to Article 6, and in the case of Fovea Collaboration Combination IP, each Party in its own Territory and, in the Shared Territory, both Parties

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acting under the direction of the Joint Patent Committee, controlling the defense of such assertion.

          7.2     INFRINGEMENT

                  7.2.1 If either Party becomes aware of any activity that such Party believes represents an infringement of the claims of Patents Controlled by either CombinatoRx or Fovea relating to either Licensed Combinations or Collaboration Combinations, the Party obtaining such knowledge shall promptly advise the other in writing of the potential infringement and of all relevant facts and circumstances known to such Party pertaining to the potential infringement. Fovea and CombinatoRx shall thereafter consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of the Patents Controlled by either CombinatoRx or Fovea relating to either Licensed Combinations or Collaboration Combinations, provided, however, that, notwithstanding the obligation of the Parties to consult as required by this sentence, the Party controlling prosecution pursuant to Article 6, and with respect to Fovea Collaboration Combination IP each Party in its own Territory and, in the Shared Territory, both Parties acting under the direction of the Joint Patent Committee, shall have the sole right, but not the obligation, to initiate and control any such legal action in its discretion.

                  7.2.2 The Prosecuting Party shall have the right to initiate and prosecute such legal proceedings related to infringement at its own expense and in its name, and to control the defense of any declaratory judgment action relating to its Intellectual Property; provided that, no settlement shall be entered into by the Prosecuting Party without the written consent of the other Party if such settlement would materially affect the other Party's interests. Each Party shall reasonably cooperate with the other Party in such effort, including being joined as a party to an action related to jointly owned Patents if necessary, with the reasonable out of pocket expenses of such joining Party to be paid by the other Party.

                  7.2.3 In addition, each Party shall have the right to join in any action against an infringer brought in accordance with this Article 7 if necessary in order to assert the damages incurred by such Party as a result of the alleged infringement; provided that: (i) the foregoing shall not limit or restrict in any way the rights of the Party controlling such action as determined in accordance with this Article 7 from exercising such control in its discretion; (ii) in the event one Party joins the other Party in the defense of an infringement action, such Party may elect to participate in up to fifty percent (50%) of the total out-of-pocket cost and expense of such action and consequently share to the same proportion in any award. In the event that CombinatoRx decides not to join Fovea by way of participating in paying for out-of-pocket costs and expenses, any recovery by Fovea (after reimbursement of its out-of-pocket costs and expenses), which is intended as a reimbursement for sales lost as a result of such infringement shall be treated as Net Sales for purposes of this Agreement.

                  7.2.4 The costs and expenses (including attorneys' fees) of any action against an infringement brought in accordance with this Section shall be borne by the Party controlling the infringement action, except for actions relating to Fovea Collaboration Combination IP in the Shared Territory, which costs and expenses shall be shared equally by the Parties, unless stated otherwise in this Article 7.

          7.3 UPDATING Each Party shall keep the other reasonably informed of developments in any action or proceeding relating to the potential infringement of the claims

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of a Patent relating to the Licensed Combinations, or Selected Licensed
Products, or Collaboration Combinations, or Selected Collaboration Products including, to the extent permissible by law, the state of any settlement negotiations and the terms of any offer related thereto.

          7.4     DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS

                  7.4.1 If a Third Party asserts that IP Protection Right owned by it is infringed by the importation, manufacture, use or sale of any Licensed Combinations, or Selected Licensed Products, or Collaboration Combinations, or Selected Collaboration Products, or if either Party learns of a claim or assertion that the development, manufacture, use, marketing, promotion, importation, exportation, offer for sale, sale or distribution of the Licensed Combinations, or Selected Licensed Products, or Collaboration Combinations, or Selected Collaboration Products infringes or otherwise violates the intellectual property rights of any Third Party, then such Party (hereinafter the "Defending Party") will promptly notify the other Party in writing. The Defending Party shall have the sole right, but not the obligation, to control defense of actions; and if the Defending Party does not assume control of such defense, then the other Party shall have the right to control such defense at its own expense. In any event, the Party not controlling such defense will have the right to be represented in any such action at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action and shall consider recommendations made by the other Party in respect thereto. The Party not controlling such defense will assist and cooperate in any such infringement litigation at the defending Party's reasonable request. If the Party controlling such defense is not the Party against whom such action was originally brought, then the Party controlling such defense will not agree to the settlement of any such action without the prior written consent of the other Party.

                  7.4.2 If Fovea conducts the defense, Fovea will use Commercially Reasonable Efforts to determine how and whether to defend against such charge of infringement.

                  7.4.3 During the period in which such litigation is pending and following the resolution thereof, the Defending Party shall bear all other costs incurred in connection therewith (including litigation costs, attorneys fees, costs of settlement) including damage awards and any other payment resulting therefrom in the event Fovea is barred as a result of such litigation from further sales in the country concerned.

                  7.4.4 Such application and deduction shall not apply to infringement caused by Fovea's or its Affiliates' use of their respective name, trade name, logo or the Patents or know-how owned or otherwise controlled by Fovea.

                                    ARTICLE 8
                       CONFIDENTIALITY AND NON-DISCLOSURE

          8.1     GENERAL OBLIGATIONS.

                  8.1.1 In this Agreement, "CONFIDENTIAL INFORMATION" shall, subject to Section 8.3, mean any and all data, results, know-how, plans, business information and other Information, whether oral or in writing or in any other form, disclosed before, on or after the Effective Date by one Party to the other Party, including the terms of this Agreement. For the avoidance of doubt, the Fovea Background Technology and reports delivered by Fovea to

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CombinatoRx hereunder are hereby deemed to constitute Confidential Information of Fovea, CombinatoRx Background Technology and reports delivered by CombinatoRx to Fovea hereunder are hereby deemed to constitute Confidential Information of CombinatoRx. At all times during the term of this Agreement and for a period of ten (10) years following termination or expiration hereof, each Party (the "RECEIVING PARTY") shall, and shall cause its officers, directors, employees, agents and Affiliates and shall require its Sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other Party (the "DISCLOSING PARTY"), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. The Receiving Party understands and agrees that it will not, for itself or in conjunction with others, directly or indirectly, test, modify, manipulate, research, create a derivative including, but not limited to performing activities to understand structural activity relationships, mechanism activity relationships or mechanism of action of particular compounds, reverse engineer, replicate the Confidential Information, or otherwise work with or manipulate the Confidential Information in an effort to understand the Disclosing Party's proprietary technology or learn information not explicitly stated in the Confidential Information.

          8.2     PERMITTED DISCLOSURES.

                  8.2.1 Each Party may disclose Confidential Information to the extent that such disclosure is:

                  (a) made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party has first given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

                  (b) made by the Receiving Party to a Regulatory Authority as may be necessary or useful in connection with any filing, application or request for a Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

                  (c) made by the Receiving Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a Patent (consistent with the terms and conditions of Articles 6 and 7); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

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                  (d)     otherwise required by law; provided, however, that the
                          Receiving Party shall (i) provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure to the extent practicable, (ii) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent reasonably available in accordance with applicable law, and (iii) use good faith efforts to consider the comments of the Disclosing Party in any such disclosure or request for confidential treatment; or

                  (e) made by either Party or its Affiliates to Third Parties under obligations of confidentiality as may be necessary or useful in connection with commercial activities of such Party.

          8.3     EXCLUSIONS.

                  8.3.1 Notwithstanding the foregoing, Confidential Information shall not include any information that:

                  (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

                  (b) can be demonstrated by documentation or other competent proof to have been in the Receiving Party's or its Affiliates' possession prior to disclosure by the Disclosing Party;

                  (c) is subsequently received by the Receiving Party or its Affiliates without any obligations from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

                  (d) is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

                  (e) is independently developed by or for the Receiving Party or its Affiliates without reference to the Disclosing Party's Confidential Information.

                  8.3.2 Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

          8.4 SCIENTIFIC PUBLICATIONS AND PRESENTATIONS. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of Research Results. Subject to
Section 8.2.1, a Party shall not publish, present or otherwise disclose any material related to the combinations in the Licensed Combination Field or Collaboration Combination Field without the prior written

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consent of the other Party. Notwithstanding the foregoing, CombinatoRx and Fovea may publish Subsequent CombinatoRx Collaboration Combination IP and Subsequent Fovea Collaboration Combination IP, respectively, without the consent of the other Party.

          8.5 PRESS RELEASE. The Parties shall agree upon the content of a press release promptly upon execution and delivery of this Agreement, the release of which the Parties will coordinate in order to accomplish the same promptly upon execution and delivery of this Agreement. Except to the extent already disclosed in a press release or other public communication or as permitted by this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by CombinatoRx or Fovea or their respective Affiliates, except as may be legally required by applicable laws, regulations, judicial order, or required by stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by Applicable Law or by stock exchange or quotation system rule, to be made, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made in order to facilitate review and comment by the receiving Party.

          8.6     USE OF NAME.

                  8.6.1 Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except for those uses for which consent has previously been obtained. Promptly following the execution of this Agreement, the Parties shall agree on the terms of a press release announcing this transaction, and each Party may thereafter make any additional announcement regarding this Agreement that contains information consistent with such press release. The restrictions imposed by this Section 8.6.1 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article 8. Further, the restrictions imposed on each Party under this Section 8.6.1 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal and external business communications, press releases and websites, provided that any Confidential Information in such communications remains subject to this
Article 8.

                  8.6.2 Notwithstanding the foregoing, a Party and its Affiliates and Sublicensees shall have the right to use the name of the other Party and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Selected Collaboration

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Products and Selected Licensed Products as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith. However, the name "CombinatoRx" shall appear on the packaging of any Selected Collaboration Product and Selected Licensed Product to CombinatoRx's reasonable satisfaction.

                                    ARTICLE 9
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

          9.1 REPRESENTATIONS AND WARRANTIES BY COMBINATORX. CombinatoRx represents, warrants to Fovea as of the Effective Date as follows:

                  9.1.1 CombinatoRx is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                  9.1.2 This Agreement has been duly executed and delivered by CombinatoRx and constitutes the valid and binding obligation of CombinatoRx, enforceable against CombinatoRx in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of CombinatoRx, its officers and directors on behalf of CombinatoRx and no other corporate proceedings on the part of CombinatoRx are necessary to authorize such execution, delivery and performance.

                  9.1.3 Execution of this Agreement and consummation of the transactions contemplated hereby and thereby will not: (i) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of CombinatoRx; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which CombinatoRx is a Party; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to CombinatoRx, except such violations, breaches or defaults with respect to clauses (ii) and (iii) above which would not have a material adverse effect, either alone or in the aggregate.

                  9.1.4 CombinatoRx has not been debarred and is not subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any foreign equivalent in the European Union.

                  9.1.5 CombinatoRx is the sole and exclusive owner of the entire right, title and interest in the Licensed Patents and to its Knowledge the Licensed Information, and is entitled to grant the licenses herein. No claim has been made to CombinatoRx of ownership by any Third Party of any right or interest in or to the Licensed Patents and/or Licensed Information. The granting of the licenses to Fovea hereunder does not violate any right known to CombinatoRx of any Third Party and, and to its Knowledge, CombinatoRx has obtained all necessary consents from Third Parties in order to allow it to enter into its obligations under this Agreement.

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                  9.1.6   The Licensed Patents have been filed and maintained
properly and correctly and all applicable fees have been paid on or before the due date for payment.

                  9.1.7 To the Knowledge of CombinatoRx and its Affiliates, the conception, development and reduction to practice of the Licensed Patents and Licensed Information have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

                  9.1.8 To the Knowledge of CombinatoRx and its Affiliates, there is no claim, litigation, action, suit, proceeding investigation, arbitration proceedings or other proceedings pending or, to the Knowledge of CombinatoRx and its Affiliates, threatened affecting, in whole or in part, the Licensed Patents or Licensed Information at law, in equity or otherwise, in, before, or by, any court, arbitration tribunal, or governmental authority, and there is not currently outstanding any unsatisfied judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court, an administrative agency or by an arbitrator) domestic or foreign, or arbitrator relating, in whole or in part, against any of the Licensed Patents or the Licensed Information.

                  9.1.9 CombinatoRx shall obtain from each of its Affiliates, licensors (if applicable), employees and agents rights to any and all Information that relate to the Collaboration Combinations, Licensed Combinations, Selected Collaboration Products or Selected Licensed Products, such that Fovea shall, by virtue of this Agreement, receive from CombinatoRx, without payments beyond those required by Article 5, the licenses and other rights granted to Fovea hereunder.

          9.2 REPRESENTATIONS AND WARRANTIES BY FOVEA. Fovea represents and warrants to CombinatoRx as of the Effective Date as follows:

                  9.2.1 Fovea is duly organized, validly existing and in good standing under the laws of the France with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                  9.2.2 This Agreement has been duly executed and delivered by Fovea and constitutes the valid and binding obligation of Fovea, enforceable against Fovea in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Fovea, its officers and directors on behalf of Fovea and no other corporate proceedings on the part of Fovea are necessary to authorize such execution, delivery and performance.

                  9.2.3 Execution of this Agreement and consummation of the transactions contemplated hereby and thereby will not: (i) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of Fovea; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Fovea is a Party; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Fovea, except

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such violations, breaches or defaults with respect to clauses (ii) and (iii)
above which would not have a material adverse effect, either alone or in the aggregate.

                  9.2.4 Fovea has not been debarred and is not subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any foreign equivalent in the European Union.

                  9.2.5 Fovea shall obtain from each of its Affiliates, licensors (if applicable), employees and agents rights to any and all Information that relate to the Collaboration Combinations, Licensed Combinations, Selected Collaboration Products, or Selected Licensed Products, such that CombinatoRx shall, by virtue of this Agreement, receive from Fovea, without any payment, the licenses and other rights granted to CombinatoRx hereunder.

          9.3 COVENANTS BY COMBINATORX. CombinatoRx hereby covenants to Fovea that (i) it will not enter into any agreement, whether written or oral, inconsistent with the rights and licenses granted hereunder, and (ii) to its Knowledge it will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to
Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. CombinatoRx agrees to inform Fovea in writing promptly if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of CombinatoRx's or its Affiliates' Knowledge, is threatened, relating to the debarment or conviction of CombinatoRx or any Person performing services hereunder.

          9.4     COVENANTS BY FOVEA. Fovea hereby covenants to CombinatoRx that
(i) it will not enter into any agreement, whether written or oral, inconsistent with the rights and licenses granted hereunder, and (ii) to its Knowledge it will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Fovea agrees to inform CombinatoRx in writing promptly if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Fovea or its Affiliates' Knowledge, is threatened, relating to the debarment or conviction of Fovea or any Person performing services hereunder.

                                   ARTICLE 10
                                    INDEMNITY

          10.1 INDEMNIFICATION OF COMBINATORX. In addition to any other remedy available to CombinatoRx, Fovea shall indemnify, defend and hold harmless CombinatoRx, its Affiliates, Sublicensees and its and their respective former and current directors, officers and employees in full and on demand, from and against any and all Losses to the extent resulting from or arising out of or in connection with any claims made or suits brought by a Third Party (collectively, "THIRD PARTY CLAIMS") against CombinatoRx, its Affiliates, Sublicensees or its or their respective former and current directors, officers or employees that arise out of or result from:

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                  (a)     negligence or willful misconduct by Fovea or its
                          Affiliates concerning their participation in the activities described in this Agreement;

                  (b) the breach by Fovea or its Affiliates of any of their material obligations, covenants, representations or warranties set forth in this Agreement;

                  (c) the Exploitation of a Collaboration Combination or Licensed Combination or Selected Collaboration Product or Selected Licensed Product by Fovea or its Affiliates, or any actual or alleged violation of Applicable Law resulting therefrom (with the exception of Losses based on infringement or misappropriation of intellectual property rights); or

                  (d) the use, storage or handling by any Third Party of a Collaboration Combination or Licensed Combination or Selected Collaboration Product or Selected Licensed Product, the direct or indirect source of which is Fovea or its Affiliates;

          provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement or the negligence or willful misconduct of CombinatoRx or its Affiliates and their current or former employees, officers and directors or is otherwise subject to an obligation by CombinatoRx to indemnify Fovea or its Affiliates under Section 10.2.

          10.2 INDEMNIFICATION OF FOVEA. In addition to any other remedy available to Fovea, CombinatoRx shall indemnify, defend and hold harmless Fovea, its Affiliates, and Sublicensees and its and their respective former and current directors, officers and employees in full and on demand, from and against any and all Losses to the extent resulting from or arising out of or in connection with any Third Party Claims against Fovea, its Affiliates, Sublicensees or its or their respective former or current directors, officers or employees that arise out of or result from:

                  (a) negligence or willful misconduct by CombinatoRx or its Affiliates concerning their activities described in this Agreement;

                  (b) the breach by CombinatoRx of any of its material obligations, covenants, representations or warranties set forth in this Agreement;

                  (c) the Exploitation of a Collaboration Combination or Licensed Combination or Selected Collaboration Product or Selected Licensed Product by CombinatoRx or its Affiliates, or any actual or alleged violation of Applicable Law resulting therefrom (with the exception of Losses based on infringement or misappropriation of intellectual property rights); or

                  (d) the use, storage or handling by any Third Party of a Collaboration Combination or Licensed Combination or Selected Collaboration Product or Selected Licensed Product, the direct or indirect source of which is CombinatoRx or its Affiliates;

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          provided that the foregoing indemnification shall not apply to any
          Loss to the extent such Loss is caused by the breach of this Agreement or the negligence or willful misconduct of Fovea or its Affiliates and their current or former employees, officers and directors or is otherwise subject to an obligation by Fovea to indemnify CombinatoRx or its Affiliates under Section 10.1.

          10.3 NOTICE OF CLAIM. An Indemnified Party shall give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under
Section 10.1 or 10.2 (an "INDEMNIFICATION CLAIM NOTICE"). In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective current or former directors, officers, employees and agents (each, an "INDEMNITEE") shall be made solely by such Party to this Agreement.

          10.4 INDEMNIFICATION PROCEDURES. The obligations of an Indemnifying Party under this Article 10 shall be governed by and contingent upon the following:

                  10.4.1 ASSUMPTION OF DEFENSE. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party's claim for indemnification.

                  10.4.2 CONTROL OF DEFENSE. Upon the assumption of the defense of a Third Party Claim by the Indemnifying Party:

                  (a) the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party, and

                  (b) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, except as expressly provided in Section 9.4.3. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers' fees and costs of suit) and

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                          any Loss incurred by the Indemnifying Party in its
                          defense of the Third Party Claim with respect to such Indemnified Party or Indemnitee.

                  10.4.3  RIGHT TO PARTICIPATE IN DEFENSE. Without limiting
Section 10.4, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnitee's own expense unless, (a) the Indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 10.4.1 (in which case the Indemnified Party shall control the defense), or (b) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

                  10.4.4 SETTLEMENT. With respect to Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 10.4.1, (i) the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed and (ii) no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  10.4.5 COOPERATION. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

                  10.4.6 EXPENSES. Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

          10.5 LIMITATION OF LIABILITY. Neither Party shall be liable to the other for consequential, indirect or punitive damages. For the avoidance of doubt, no Party can recover from the other Party more than once for a single cause of action under an indemnity granted by an indemnifying Party pursuant to this Agreement. The foregoing sentence shall not be construed to preclude recovery in respect of multiple claims arising from a single event or series of events. Neither Party shall have liability with respect to any breach of any of such Party's representations and warranties under this Agreement for any
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the Loss relating thereto is less than ten thousand Dollars ($10,000) but when a
Loss exceeds such amount then the liable Party shall be liable for the entire amount of the Losses. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ITEM LICENSED TO
THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

                                   ARTICLE 11
                              TERM AND TERMINATION

          11.1 TERM. This Agreement shall become effective on the Effective Date and shall continue in full force and effect, unless earlier terminated in accordance with this Article 11, for as long as Fovea is pursuing pre-clinical research or clinical development of one or more Collaboration Combinations or Licensed Combinations or commercializing products for which royalties are owed to CombinatoRx pursuant to Article 5 (the "TERM").

          11.2 TERMINATION FOR MATERIAL BREACH. In the event that either Party (the "BREACHING PARTY") materially defaults in the performance of any of its material obligations under this Agreement relating to a particular Collaboration Combination or Licensed Combination, other than the obligations set forth in Sections 3.9 or 4.5 hereof and other than a default described in
Section 11.4, in addition to any other right and remedy the other Party (the "COMPLAINING PARTY") may have, the Complaining Party may terminate this Agreement solely with respect to such Collaboration Combination or Licensed Combination by thirty (30) days prior written notice (the "NOTICE PERIOD") to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period (or, if such default cannot be cured within such thirty
(30) day period, if the Breaching Party commences actions to cure such default within the Notice Period and thereafter diligently continues such actions). If either Party initiates a dispute resolution procedure as permitted under this Agreement within thirty (30) days following the end of the Notice Period to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, including any litigation following therefrom, the termination shall become effective only if and when allowed through such dispute resolution procedure finally resolved. This Section 11.2 defines exclusively the Parties' right to terminate in case of any material breach of contract other than a breach of Section 3.9 or 4.5 hereof. Notwithstanding the foregoing, upon the third occurrence of a default by Fovea of a material obligation under this Agreement relating to a Collaboration Combination which default is not cured within the 30-day period described above, CombinatoRx may immediately terminate all grants to Fovea of Intellectual Property and any other licenses relating to all Licensed Combinations.

          11.3 TERMINATION FOR MATERIAL BREACH OF DILIGENCE OBLIGATIONS. In the event that Fovea materially defaults in the performance of any of its obligations with respect to a particular Collaboration Combination or Licensed Combination under Section 3.9 or 4.5 hereof, CombinatoRx may, immediately upon notice to Fovea, terminate this Agreement

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solely with respect to such Collaboration Combination or Licensed Combination following the sixty (60) day period described in Sections 3.9.6 and 4.5.3 in the manner described in this Section if Fovea has not cured such breach (or, if such breach cannot be cured within such sixty (60) day period, if Fovea has not commenced actions to cure such breach within such 60-day period or does not diligently continue such actions). If Fovea initiates a dispute resolution procedure as permitted under this Agreement within thirty (30) days following the delivery of the termination notice by CombinatoRx as described in this Section to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, including any litigation following therefrom, the termination shall become effective only if and when allowed through such dispute resolution procedure finally resolved. This Section 11.3 defines exclusively CombinatoRx's right to terminate in case of any material breach of the provisions of Section 3.9 or 4.5 hereof. Notwithstanding the foregoing, upon the third occurrence of a default by Fovea of a diligence obligation relating to a Collaboration Combination which default is not cured or for which steps have not been and diligently pursued to rectify within the 60-day period described above, CombinatoRx may immediately terminate all grants to Fovea of Intellectual Property and any other licenses relating to all Licensed Combinations.

          11.4 TERMINATION FOR NON-PAYMENT. In the event that Fovea fails to pay or cause to be paid any royalty or other payment relating to a particular Collaboration Combination or Licensed Combination which has become due to CombinatoRx under this Agreement, CombinatoRx may terminate this Agreement solely with respect to such Collaboration Combination or Licensed Combination within ten (10) days after providing a written request to Fovea to make such payment or to cause such payment to be made; provided, however, that if any payment is disputed in good faith by Fovea, then Fovea may delay paying the disputed portion of such payment by invoking the dispute resolution procedure set forth in Article 12. If the dispute resolution procedure results in a final determination that Licensee owes some or all of such disputed amount, Licensee shall pay such owed amount within ten (10) days of the determination pursuant to
Article 12 as provided therein, together with interest thereon from the date such amount was due at one and one-half (1.5) times the prime rate in effect at such determination as announced by Bank of America. In addition to any other termination rights CombinatoRx may have under this Section, if Fovea fails to pay CombinatoRx such owed amount within ten (10) days of the final determination as set forth above, CombinatoRx may terminate this Agreement solely with respect to the particular Collaboration Combination or Licensed Combination upon ten
(10) days' written notice to Fovea. Notwithstanding the foregoing, upon the third occurrence of a default by Fovea of a payment obligation relating to a Collaboration Combination which default is not cured within the 10-day period described above, CombinatoRx may immediately termination all grants to Fovea of Intellectual Property and any other licenses relating to all Licensed Combinations.

          11.5 TERMINATION UPON INSOLVENCY. Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

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          11.6    CONSEQUENCES OF TERMINATION.

                  11.6.1  RETURN OF MATERIAL; TERMINATION OF RIGHTS.

          (a) In the event of termination of this Agreement by CombinatoRx with respect to a particular Collaboration Combination, Selected Collaboration Product, Licensed Combination or Selected Licensed Product, then, with respect to such Collaboration Combination, Selected Collaboration Product, Licensed Combination or Selected Licensed Product: (i) all rights and licenses granted to Fovea under this Agreement shall terminate, (ii) all rights and licenses granted to CombinatoRx shall survive, (iii) Fovea shall return all Regulatory Documentation, CombinatoRx Generated Data, files, records and other materials in its possession or control containing or comprising CombinatoRx's Information or Confidential Information; and (iv) Fovea shall assign to CombinatoRx all Intellectual Property and all Fovea Generated Data.

          (b) In the event of termination of this Agreement by Fovea with respect to a particular Collaboration Combination or Licensed Combination, then, with respect to such Collaboration Combination or Licensed Combination: (i) all rights and licenses granted to CombinatoRx under this Agreement shall terminate; provided that, Fovea shall assume all sublicenses of rights granted to CombinatoRx hereunder, which sublicenses have been granted by CombinatoRx prior to such termination, in accordance with the terms of any such sublicenses, (ii) all rights and licenses granted to Fovea, and Fovea's obligations under Sections
5.2 and 5.3, shall survive, and (iii) CombinatoRx shall assign to Fovea its right, title and interest in all Fovea Collaboration Combination IP in Europe related to such Collaboration Combination; provided that, Fovea shall assume all licenses to such Fovea Collaboration Combination IP granted by CombinatoRx prior to such assignment in accordance with the terms of any such licenses. Fovea shall not be obligated to return any Regulatory Documentation, CombinatoRx Generated Data, files, records and other materials in its possession or control containing or comprising CombinatoRx's Information or Confidential Information.

                  11.6.2 WORK-IN-PROGRESS. Upon termination of this Agreement in its entirety or with respect to one or more countries, Fovea is entitled during the following one hundred and eighty (180) days, to finish any work-in-progress and to sell any inventory of the product that remains on hand as of the date of the termination, so long as Fovea pays CombinatoRx the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in Section 5.3.

                  11.6.3 SURVIVAL OF SUBLICENSE RIGHTS If this Agreement terminates for any reason, any Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of CombinatoRx with respect to the rights originally sublicensed to the Sublicensee by Fovea, and CombinatoRx agrees that it shall confirm the foregoing in writing at the request and for the benefit of the Sublicensee; PROVIDED, HOWEVER, that such Sublicensee is not in breach of its sublicense agreement (or cures any such breach within sixty (30) days of the termination of this Agreement) and such Sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by Fovea, and PROVIDED FURTHER that CombinatoRx shall not be bound by any duties or obligations contained in the sublicenses that extend beyond the duties and obligations assumed by CombinatoRx in this Agreement.

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                  11.6.4  REMEDIES. Early termination of this Agreement, other than pursuant to Section 11.3, by a Party shall in no way affect or limit such Party's right to claim against the other Party for any damages arising out of the breach of this Agreement.

          11.7 ACCRUED RIGHTS; SURVIVING OBLIGATIONS. The termination of this Agreement shall not relieve the Parties from performing any obligations accrued prior to the date this Agreement terminates. All provisions of this Agreement which by their terms are intended to survive shall survive as the context requires.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

          12.1 NEGOTIATION OF PARTIES. In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either Party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a "DISPUTE"), either Party may at any time provide the other Party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, the Heads of both Fovea and CombinatoRx shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. The Heads shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both Parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the Parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the Heads may be fully informed with respect to the issues in the Dispute.

          12.2 RESOLUTION BY AN EXPERT. In the event that any non-business type Dispute (including, but not limited to, those relating to development, preclinical, regulatory, formulation, or intellectual property) is not resolved by the Heads pursuant to Section 12.1, then the Dispute shall be referred to an independent expert appointed by agreement of the parties. The independent expert's decision shall be final and binding and its costs shall be borne as directed by the independent expert. Each party shall cooperate in good faith with the expert. In the event that the Parties are unable to agree as to whether a particular dispute is governed by this Section 12.2, then this Section 12.2. shall be utilized to resolve such dispute.

          12.3 ARBITRATION. In the event any business-related Dispute is not resolved by the Heads pursuant to Section 12.1, then the Parties shall resolve such Dispute by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in New York, New York, USA, according to the then-current commercial arbitration rules of the American Arbitration Association ("AAA"), except to the extent such rules are inconsistent with this Article 12. The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with AAA rules; provided that each Party shall within thirty (30) days after the institution of the arbitration proceedings appoint one arbitrator each, and such arbitrators shall select, if available, a third arbitrator within thirty (30) days thereafter. If the two first arbitrators are unable to select a third arbitrator within such period, the third arbitrator shall be appointed in accordance with AAA rules. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge. Within twenty (20) days of

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the selection of all arbitrators, each Party shall submit to the arbitrators a proposed resolution of the Dispute that is the subject of the arbitration (the "Proposals"). The arbitrators shall thereafter select one of the Proposals so submitted as the resolution of the Dispute, but may not alter the terms of either Proposal and may not resolve the Dispute in a manner other than by selection of one of the submitted Proposals. If a Party fails to submit a Proposal in accordance with the terms of this Section , the arbitrators shall select the Proposal of the other Party as the resolution of the Dispute. All arbitrators eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited. The proceedings and decisions of the arbitrators shall be confidential, final and binding on all of the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. The Parties shall share the costs of arbitration according to the decision of the arbitrators. Nothing in this Section 12.2 will preclude either Party from seeking equitable relief in accordance with Section
13.1 or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the foregoing, the Parties are not required to resolve disputes related to ownership, filing, prosecution, maintenance, defense or enforcement of Patents pursuant to this
Section 12.2.

                                   ARTICLE 13
                                  MISCELLANEOUS

          13.1 REMEDIES. The Parties acknowledge and agree that, in the event of a breach or a threatened breach by either Party of this Agreement for which it will have no adequate remedy at law, the other Party may suffer irreparable damage and, accordingly, shall be entitled to seek injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, in addition to any other remedy they might have at law or at equity.

          13.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in force therein without regard to its conflict of law rules or principles.

          13.3 TRADEMARKS. (a) Fovea shall have the sole right to select Trademarks for the marketing and sale of Selected Licensed Combinations Products in any country of the world, and Selected Collaboration Products in the Fovea Territory. Fovea shall own such Trademarks and all rights and goodwill with respect thereto. CombinatoRx shall not, and shall cause its Affiliates to not, use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes the Trademarks. (b) CombinatoRx shall have the sole right to select Trademarks for the marketing and sale of the Selected Collaboration Products in the CombinatoRx Territory. CombinatoRx shall own such Trademarks and all rights and goodwill with respect thereto. Fovea shall not, and shall cause its Affiliates to not, use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes the Trademarks. (c) The Parties shall have joint rights to select Trademarks for the marketing and sale of Selected Collaboration Products in the Shared Territory.

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          13.4    AMENDMENT AND WAIVER. This Agreement may not be modified or amended except in a writing signed by both Parties. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any Party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such Party. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

          13.5 INDEPENDENT CONTRACTORS. Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of the other Party, its Affiliates or any other Third Party (with respect to this Agreement). This Agreement and the relations hereby established by and between Fovea and CombinatoRx do not constitute a partnership, joint venture, agency or contract of employment between them.

          13.6 ASSIGNMENT. Neither Party may assign its rights or, except as provided in Sections 2.3 and 2.4, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that Fovea shall always have the right, without such consent to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or Sublicensees, and may assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates. Either Party may assign any or all of its rights and delegate any or all of its obligations hereunder, subject to Section
11.5 in the case of an assignment by CombinatoRx, to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates provided that the assigning Party shall provide written notice to the other within thirty (30) days after such assignment or delegation.

          13.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

          13.8 NOTICES. All communications hereunder shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

          If to CombinatoRx:   CombinatoRx, Incorporated
                               650 Albany Street
                               Boston, MA 02118
                               Attention:  Vice President Commercial Operations

             With a copy to:   Ropes & Gray LLP
                               One International Place
                               Boston, MA 02110
                               Attention:  Marc A. Rubenstein, Esq.

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          If to Fovea:         Fovea Pharmaceuticals SA
                               3-5 Impasse Reille
                               75014 Paris-France
                               Attention:  Chief Executive Officer

             With a copy to:   Cabinet Barny
                               15 Boulevard Clemenceau
                               67000 Strasbourg-France
                               Attention: Luc Barny

          13.9 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The Parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

          13.10 CAPTIONS. Captions of the Sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof,

          13.11 WORD MEANINGS. Words such as HEREIN, HEREINAFTER, HEREOF and HEREUNDER refer to this Agreement as a whole and not merely to a Section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

          13.12 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties with respect to the transactions and matters contemplated hereby, including without limitation any licensing of the licensed technology, supersedes all prior agreements and understandings relating to the subject matter hereof, and no representations, inducements, promises or agreements relating to the subject matter hereof, whether oral or otherwise, between the Parties not contained herein or incorporated herein by reference shall be of any force or affect.

          13.13 RULES OF CONSTRUCTION. The Parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against any of them.

          13.14 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of the Parties will have the same effect as original signatures. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

          13.15 COMPLIANCE. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

          13.16 FORCE MAJEURE. Neither party shall be held responsible for any delay or failure in performance (with the exception of the payment of money) hereunder to the extent caused by strikes, embargoes, laws, regulations and
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military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence; provided that the affected party notifies the unaffected party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event.

          13.17 RIGHTS IN BANKRUPTCY. All rights and licenses granted by Fovea to CombinatoRx under or pursuant to this Agreement, including amendments hereto, are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("TITLE 11"), licenses of rights to "intellectual property" as defined in Title 11. In the event of the commencement of a bankruptcy or insolvency proceeding by or against Fovea, CombinatoRx shall be entitled to a complete duplicate of (and complete access to) any such intellectual property and embodiments thereof. If not already in CombinatoRx' possession, CombinatoRx shall have the right to immediate delivery of such intellectual property and embodiments upon written request.

          13.18 FURTHER ASSURANCES. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

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IN WITNESS WHEREOF, each of the Parties hereto has caused its corporate seal to be affixed and this Agreement to be signed by its authorized representatives as of the Effective Date.

FOVEA PHARMACEUTICALS, SA                 COMBINATORX, INCORPORATED

/s/ Bernard Gilly                         /s/ Alexis Borisy
------------------------------            ------------------------------------
Signature                                 Signature

Name:  Bernard Gilly                      Name:  Alexis Borisy

Title: Chief Executive Officer            Title: President and Chief Executive
                                                 Officer

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